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                                                                EXHIBIT  10.9




                                   EXECUTION
           __________________________________________________________




                      AMENDED AND RESTATED LOAN AGREEMENT

                            Dated as of May 14, 1998

                                  by and among

                       CORPORATE STAFFING RESOURCES, INC.

                                  as Borrower,

                         ING (U.S.) CAPITAL CORPORATION
                                      and
                     CREDITANSTALT CORPORATE FINANCE, INC.,
                                 as Co-Agents,

                         ING (U.S.) CAPITAL CORPORATION
                     CREDITANSTALT CORPORATE FINANCE, INC.,
                                SOCIETE GENERALE
                                  as Lenders,

                                      and

                         ING (U.S.) CAPITAL CORPORATION
                            as Administrative Agent

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                               TABLE OF CONTENTS
                         ____________________________
                                                                         Page
                                                                         _____





  1.        DEFINITIONS, TERMS AND REFERENCES.............................. 1
            1.1     Certain Definitions.................................... 1
            1.2     Use of Defined Terms.................................. 27
            1.3     Accounting Terms; Calculations........................ 27
            1.4     Other Terms........................................... 28
            1.5     Terminology........................................... 28
            1.6     Exhibits.............................................. 28
            1.7     Principles of Restatement............................. 28
            1.8     Certain Transitional Matters.......................... 28

  2.        THE LOANS AND LETTERS OF CREDIT............................... 29
            2.1     Loans................................................. 29
            2.2     Borrowing Procedures.................................. 29
            2.3     Loan Account; Statements of Account................... 30
            2.4     Use of Proceeds....................................... 31
            2.5     Several Obligations of the Lenders;
                    Remedies Independent.................................. 31
            2.6     Letters of Credit..................................... 31
            2.7     Term; Termination..................................... 36
            2.8     Payments.............................................. 36
            2.9     Pro Rata Treatment.................................... 37
            2.10    Sharing of Payments, Etc.............................. 38
            2.11    Prepayment; Commitment Reduction and Termination...... 39
            2.12    Certain Notices; Minimum Amounts...................... 40
            2.13    Security and Guarantees............................... 41

  3.        FEES AND INTEREST............................................. 41
            3.1     Interest.............................................. 41
            3.2     Interest Period....................................... 42
            3.3     Limitations on Interest Periods....................... 43
            3.4     Conversions and Continuations......................... 43
            3.5     Commitment Fee........................................ 43
            3.6     Letter of Credit Fees................................. 43
            3.7     Illegality............................................ 44
            3.8     Inability to Determine Eurodollar Rate................ 44
            3.9     Increased Costs and Reduced Return.................... 44
            3.10    Breakage Costs, Etc................................... 45


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            3.11    Notice of Amounts Payable to the Lender............... 46
            3.12    Interest Savings Clause............................... 46

  4.        REPRESENTATIONS AND WARRANTIES................................ 47
            4.1     Corporate Existence and Qualification................. 47
            4.2     Corporate Authority; Valid and Binding Effect......... 47
            4.3     No Conflict........................................... 47
            4.4     Governmental Action................................... 48
            4.5     No Litigation......................................... 48
            4.6     Solvency.............................................. 48
            4.7     Taxes................................................. 48
            4.8     Financial Information................................. 48
            4.9     Title to Assets....................................... 49
            4.10    Violations of Law..................................... 49
            4.11    ERISA................................................. 49
            4.12    Environmental Laws.................................... 50
            4.13    Margin Stock.......................................... 51
            4.14    No Default............................................ 51
            4.15    Chief Executive Office; Collateral Locations.......... 51
            4.16    Corporate and Trade or Fictitious Names............... 52
            4.17    Adequacy of Intangible Assets......................... 52
            4.18    Investment Property................................... 52
            4.19    Indebtedness.......................................... 52
            4.20    Existing Liens........................................ 52
            4.21    Broker's or Finder's Fees............................. 53
            4.22    Regulatory Matters.................................... 53
            4.23    Disclosure............................................ 53
            4.24    Employee Matters...................................... 53
            4.25    Withholding and Other Taxes........................... 53
            4.26    Deposit Accounts...................................... 54
            4.27    Material Contracts.................................... 54

  5.      AFFIRMATIVE COVENANTS........................................... 54
          5.1       Records Respecting Collateral; Lockbox or
                    Blocked Account Arrangements.......................... 54
          5.2       Reporting Requirements................................ 54
          5.3       Tax Returns........................................... 57
          5.4       Compliance With Laws.................................. 57
          5.5       Environmental Laws.................................... 57
          5.6       ERISA................................................. 57


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            5.7     Books and Records..................................... 58
            5.8     Notifications to the Administrative Agent,
                    the Co-Agents and the Lenders......................... 58
            5.9     Insurance............................................. 59
            5.10    Maintenance of Intellectual Property.................. 60
            5.11    Preservation of Corporate Existence................... 60
            5.12    Additional Documents.................................. 60
            5.13    Inspection Rights..................................... 60
            5.14    Additional Collateral and Guarantees.................. 60
            5.15    Interest Hedge Agreements............................. 61

     6.     NEGATIVE COVENANTS............................................ 61
            6.1     Liens................................................. 61
            6.2     Indebtedness and Earn-Outs............................ 61
            6.3     Asset Sales........................................... 62
            6.4     Guaranties............................................ 62
            6.5     Investments and Acquisitions.......................... 62
            6.6     Prohibition of Fundamental Changes.................... 63
            6.7     Fiscal Year........................................... 63
            6.8     ERISA................................................. 63
            6.9     Relocations; Use of Name.............................. 64
            6.10    Arm's-Length Transactions............................. 64
            6.11    Hostile Tender Offers................................. 65
            6.12    Pure Holding Company.................................. 65
            6.13    Issuance of Subordinated Obligations and Earn-Outs.... 65
            6.14    Earn-Outs............................................. 65

     7.     FINANCIAL COVENANTS........................................... 66
            7.1     Senior Funded Debt to EBITDA.......................... 66
            7.2     Total Funded Debt to EBITDA........................... 66
            7.3     Interest Coverage Ratio............................... 67
            7.4     Dividends and Management Fees......................... 67
            7.5     Limitation on Voluntary Payments
                    and Modifications of Indebtedness..................... 67

     8.     EVENTS OF DEFAULT............................................. 68
            8.1     Obligations........................................... 68
            8.2     Misrepresentations.................................... 68
            8.3     Certain Covenants..................................... 68
            8.4     Other Covenants....................................... 68


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          8.5       Other Debts........................................... 68
          8.6       Tax Lien.............................................. 69
          8.7       ERISA................................................. 69
          8.8       Voluntary Bankruptcy.................................. 69
          8.9       Involuntary Bankruptcy................................ 70
          8.10      Suspension of Business................................ 70
          8.11      Judgments............................................. 70
          8.12      Failure of Security................................... 70
          8.13      Guaranty.............................................. 70
          8.14      Management............................................ 71
          8.15      Change of Control..................................... 71

     9.   REMEDIES........................................................ 71
          9.1       Default Rate.......................................... 71
          9.2       Termination; Acceleration of the Obligations.......... 72
          9.3       Set-Off............................................... 72
          9.4       Rights and Remedies of a Secured Party................ 72
          9.5       Take Possession of Collateral......................... 72
          9.6       Sale of Collateral.................................... 72
          9.7       Judicial Proceedings.................................. 73
          9.8       Actions in Respect of the Letters of Credit
                    Upon Default.......................................... 73
          9.9       Notice................................................ 74
          9.10      Appointment of the Administrative Agent as
                    Borrower's Lawful Attorney............................ 74



     10.  CONDITIONS PRECEDENT............................................ 75
          10.1      Conditions Precedent.................................. 75
          10.2      All Loans and Letters of Credit....................... 77

     11.  THE AGENT....................................................... 78
          11.1      Appointment, Powers and Immunities.................... 78
          11.2      Reliance by Administrative Agent...................... 79
          11.3      Defaults.............................................. 81
          11.4      Rights as a Lender.................................... 81
          11.5      Indemnification....................................... 81
          11.6      Non-Reliance on Administrative Agent
                    and the other Lenders................................. 82
          11.7      Failure to Act........................................ 82
          11.8      Resignation or Removal of Administrative
                    Agent; Co- Administrative Agent....................... 82
          11.9      Collateral Matters.................................... 83


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            11.10    Borrower And Its Subsidiaries Not Beneficiaries...... 86

       12.  MISCELLANEOUS................................................. 86
            12.1     Waiver............................................... 86
            12.2     Survival............................................. 87
            12.3     Assignments; Successors and Assigns.................. 87
            12.4     Counterparts......................................... 90
            12.5     Expense Reimbursement................................ 90
            12.6     Severability......................................... 91
            12.7     Notices.............................................. 91
            12.8     Entire Agreement; Amendment.......................... 91
            12.9     Time of the Essence.................................. 92
            12.10    Interpretation....................................... 92
            12.11    Lenders Not Joint Venturers.......................... 92
            12.12    Cure of Defaults by Lenders.......................... 93
            12.13    Indemnity............................................ 93
            12.14    Consequential Damages................................ 94
            12.15    Attorney-in-Fact..................................... 94
            12.16    Termination Statements............................... 94
            12.17    Confidentiality...................................... 95
            12.18    Termination of Lenders............................... 95
            12.19    Governing Law; Jurisdiction.......................... 96
            12.20    Waiver of Jury Trial................................. 97




     Schedule 1.1      -      Existing Creditanstalt Letter of Credit
     Schedule 1.2      -      Historical EBITDA
     Schedule 1.3      -      Merger Distributions
     Schedule 4.1      -      Foreign Qualifications
     Schedule 4.5      -      Litigation and Related Proceedings
     Schedule 4.7      -      Taxes
     Schedule 4.8      -      Projections
     Schedule 4.11     -      ERISA Matters
     Schedule 4.15     -      Executive Offices; Business and Collateral
                              Locations
     Schedule 4.16     -      Corporate and Trade or Fictitious Names
     Schedule 4.17     -      Intangible Assets
     Schedule 4.19     -      Investments
     Schedule 4.20     -      Existing Liens
     Schedule 4.21     -      Existing Indebtedness
     Schedule 4.26     -      Deposit Accounts
     Schedule 4.27     -      Material Agreements


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         Exhibit A   -    Form of Promissory Note
         Exhibit B   -    Form of Request for Letter of Credit
         Exhibit C   -    Form of Notice of Borrowing
         Exhibit D   -    Form of Compliance Certificate
         Exhibit E   -    Form of Permitted Acquisition Compliance Certificate
         Exhibit F   -    Form of Assignment and Acceptance
         Exhibit G   -    Subordination Provisions




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                      AMENDED AND RESTATED LOAN AGREEMENT

          THIS AMENDED AND RESTATED LOAN AGREEMENT (the "Agreement") is made and entered into as of May 14, 1998, by and among CORPORATE STAFFING RESOURCES, INC., a Delaware corporation formerly known as THE MEGA FORCE STAFFING COMPANIES, INC. (the "Borrower"), ING (U.S.) CAPITAL CORPORATION, a Delaware corporation, and CREDITANSTALT CORPORATE FINANCE, INC., a Delaware corporation, as Co-Agents (in such capacity, together with their respective successors and assigns, the "Co-Agents") and the LENDERS REFERRED TO HEREIN (each a "Lender" and collectively, the "Lenders") and ING (U.S.) CAPITAL CORPORATION, as Administrative Agent (in such capacity as Administrative Agent for the benefit of the Lenders, together with its successors and assigns, the "Administrative Agent").


                                  WITNESSETH:

         A. Pursuant to the Existing Loan Agreement referred to herein, ING and Creditanstalt have previously provided a $50,000,000 revolving credit facility to Borrower.

          B. The parties desire to admit Societe Generale as an additional Lender, with a lending commitment of $25,000,000 (a Commitment Percentage of 33 1/3%), and to amend and restate the Existing Loan Agreement as set forth herein.

          NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by the parties hereto, Borrower, the Lenders, the Co-Agents and the Administrative Agent hereby agree to amend and restate the Existing Loan Agreement in its entirety as set forth herein:

          1. DEFINITIONS, TERMS AND REFERENCES

          1.1 CERTAIN DEFINITIONS. When used herein, the following terms shall have the following respective meanings:

          "Accounts" means any "account", as such term is defined in Section 9-106 of the UCC, now owned or hereafter acquired by Borrower or any of its


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     Subsidiaries and, in any event, shall include all of the accounts, contract rights, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) of Borrower or any of its Subsidiaries, whether now existing or hereafter acquired or arising or in which Borrower or any of its Subsidiaries now have or hereafter acquires any rights, including, without limitation, all present and future rights to payments for goods, merchandise or Inventory sold or leased or for services rendered, whether or not represented by invoices or other billing, and whether or not earned by performance; proceeds of any letter of credit on which Borrower or any of its Subsidiaries is a beneficiary and all forms of obligations whatsoever owing to Borrower or any of its Subsidiaries, together with all instruments and documents of title representing any of the foregoing, all rights in any goods, merchandise or Inventory which any of the foregoing may represent, all rights in any returned or repossessed goods, merchandise or Inventory, and all rights, security and guaranties with respect to each of the foregoing, including, without limitation, any rights of stoppage in transit.

               "Account Debtor" means any "account debtor", as such term is defined in Section 9-105(l)(a) of the UCC and, in any event, shall include any Person who is or may become obligated to Borrower or any of its Subsidiaries on any Account.

               "Accrued Earn-Outs" means, as of each date of determination, the amount of Borrower's and its Subsidiaries' accrued and unpaid obligations with respect to Earn-Outs as of that date (whether or not such obligations are then payable). As of each date of determination, Accrued Earn-Outs shall be calculated by means of application of the related earn-out formula (as specified in the purchase agreement for the Acquired Business) to Borrower's and its Subsidiaries' EBITDA, income or other relevant financial measure for the portion of the relevant period then ended.

               "Acquired Business" means any Person, or any business, asset or division of a Person, which is the subject of an Acquisition, and includes any Subsidiaries of a Person which are concurrently acquired, in each case effective only upon the consummation of such Acquisition.

               "Acquisition" means any transaction, or any series of related transactions, consummated after the date hereof, by which (i) Borrower or any of its Subsidiaries acquires, directly or indirectly, an ownership interest in a Person or the business or assets of a Person, or a division of a Person, whether through Investment, purchase of assets, merger, capital contribution or otherwise, or (ii) any Person that was not theretofore a Subsidiary of Borrower becomes a Subsidiary of Borrower.


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               "Adjusted Company EBITDA" means, for any period, (a) the EBITDA of Borrower and its consolidated Subsidiaries, minus (b) that portion of such EBITDA associated with any Sold Businesses, plus (c) without duplication, the Adjusted EBITDA of any Acquired Business acquired during that period by Borrower and its Subsidiaries for that portion of such period during which the Acquired Business was not owned by Borrower and its Subsidiaries, plus (d) without duplication of the foregoing or of any adjustments made pursuant to clause (b) of the definition of Adjusted EBITDA, any and all charges during the 90 day period following the acquisition of an Acquired Business that can be eliminated during future periods through cost savings (by way of elimination of excess owners' compensation, duplicative overhead, excess compensation, and the like) to the extent that the same were taken into account in determining EBITDA of Borrower and its Subsidiaries, to the extent demonstrated by Borrower to the reasonable satisfaction of the Majority Lenders.

               "Adjusted EBITDA" means, with respect to any Acquired Business for any period, (a) EBITDA of the Acquired Business for that period (or, in the case of an Acquired Business which consists of the assets or division of a Person, the EBITDA reasonably associated therewith), plus (b) any and all charges during such period for costs that can be eliminated during future periods through cost savings (by way of elimination of excess owners' compensation, duplicative overhead, excess compensation, and the like) which are immediately available to Borrower or any of its Subsidiaries in relation to the Acquired Business or which can be achieved by them in the 90 day period following the acquisition of such Acquired Business by Borrower and its Subsidiaries and any historical non-recurring charges in each case to the extent that the same were taken into account in determining the EBITDA of such Acquired Business, in each case demonstrated by Borrower to the reasonable satisfaction of the Majority Lenders and after reduction for minority interests.

               "Administrative Agent" shall have the meaning given to such term in the preamble of this Agreement.

               "Affiliate" means, as to any Person, any other Person which, directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, at least ten percent of the outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors or other governing body (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) of such Person or at least ten percent of the partnership or other ownership interest of such Person; or which


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     controls, is controlled by or is under common control with such Person;
     provided, however, that in no event shall Borrower or any of its Subsidiaries be deemed or regarded to be Affiliates of the Administrative Agent, the Co-Agents or any Lender. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

               "Agreement" means this Amended and Restated Loan Agreement, as amended, modified or supplemented from time to time.

               "Applicable Law" means all provisions of statutes, rules, regulations and orders of any Governmental Authority applicable to a Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

               "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as may be amended from time to time.

               "Base Rate" means an interest rate per annum, fluctuating daily, equal to the higher of (a) the arithmetic average of the rates publicly announced by The Chase Manhattan Bank, Citibank and Morgan Guaranty Trust Company (or their respective successors) from time to time at their respective principal offices in New York, New York, as their base, prime or similar rate for domestic (United States) commercial loans in effect on such day; and (b) the Federal Funds Rate in effect on such day plus one-half of one percent. The Base Rate is not necessarily intended to be the lowest rate of interest charged by such institutions in connection with extensions of credit. Each change in the Base Rate shall result in a corresponding change in the interest rate hereunder with respect to a Base Rate Loan and such change shall be effective on the effective date of such change in the Base Rate.

               "Base Rate Loan" means a Loan bearing interest at a rate based on the Base Rate.

               "Base Rate Spread" means, during the Pricing Period immediately following each Test Date, upon which the Senior Funded Debt to EBITDA Ratio is (a) equal to or greater than 3.50:1.00, 1.25%, (ii) equal to or greater than 3.00:1.00 and less than 3.50:1.00, 1.00%, (iii) equal to or greater than 2.50:1.00 and less than 3.00:1.00, 0.75%, and (iv) less than 2.50 to
     1.00, 0.50%.


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               "Borrower" means Corporate Staffing Resources, Inc., its
     successors and permitted assigns.

               "Business Day" means a day on which banks are not required or authorized to close in Greenwich, Connecticut and New York, New York and upon which each of the Lenders is in fact open for business and, if such day relates to a borrowing of, a payment or prepayment of principal or interest on, a Continuation or Conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment, Continuation, Conversion or Interest Period, which is also a day on which dealings by and between banks in U.S. dollar deposits are carried out in the interbank Eurodollar market.

               "Capital Expenditure" means any expenditure that is considered a capital expenditure under GAAP, including any amount that is required to be treated as an asset subject to a capital lease.

               "Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (including such Statement No. 13).

               "Capital Stock" means, as to any Person, any and all shares, interests, warrants, participations or other equivalents (however designated) of corporate stock, partnership or membership interests, or other equity securities of such Person.

               "Cash Equivalents" means, when used in connection with any Person, that Person's Investments in:

                (a) Government securities due within one year after the date of the making of the Investment entitled to the full faith and credit of the United States;

                (b) readily marketable direct obligations of any State of the
                    United States of America or any political subdivision of any such State given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. or AA by Standard & Poor's


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
                    Ratings Service, in each case due within one year after the date of the making of the Investment;

               (c) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and reverse repurchase agreements covering government securities of the type described in clause (a) executed by, any Lender or any other bank, savings and loan or savings bank doing business in and organized under the laws of the United States of America or any State thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, in each case due within one year after the date of the making of the Investment;

               (d) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and reverse repurchase agreements covering government securities of the type described in clause (a) executed by, any branch or office located in the United States of America of a bank organized under the laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, in each case due within one year after the date of the making of the Investment; and

               (e) readily marketable commercial paper of corporations doing business in and incorporated under the laws of the United States of America or any State thereof given on the date of such Investment the highest credit rating by Moody's Investors Service, Inc. and Standard & Poor's Ratings Service, in each case due within 270 days after the date of the making of the Investment.

               "Chattel Paper" means any "chattel paper", as such term is defined in Section 9-105(l)(b) of the UCC, now owned or hereafter acquired by Borrower or any of its Subsidiaries.

               "Closing Date" means December 3, 1997.

               "Co-Agent(s)" shall have the meaning given to such term in the preamble of this Agreement.


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
               "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.

               "Collateral" means the property of Borrower and its Subsidiaries in which the Administrative Agent has, or is to have, a Lien on or security interest in pursuant to this Agreement or the Loan Documents, or any of them, as security for payment of the Obligations.

               "Commitment" means the aggregate obligation of the Lenders to make Loans to and to incur Letter of Credit Obligations in favor of Borrower, subject to the terms and conditions hereof, in an aggregate principal amount not to exceed $75,000,000 at any one time outstanding.

               "Commitment Fee" means that amount due and payable to the Lenders by Borrower pursuant to and in the amount specified in Section 3.5 hereof.

               "Commitment Percentage" means, as to each Lender, (a) initially, the amount, expressed as a percentage set forth opposite the name of such Lender on the signature pages hereto under the heading "Commitment Percentage", and (b) hereafter, the percentage necessary to reflect any assignments made by the Lenders pursuant to Section 12.3(c) hereof.

               "Continue", "Continuation" and "Continued" shall refer to the continuation pursuant to Section 3.4 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

               "Contracts" means all contracts, undertakings, or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which Borrower or any of its Subsidiaries may now or hereafter have any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

               "Convert", "Conversion" and "Converted" shall refer to a conversion pursuant to Section 3.4 hereof of a Base Rate Loan into a Eurodollar Loan or of a Eurodollar Loan into a Base Rate Loan.

               "Copyrights" means all of the following now or hereafter acquired by Borrower or any of its Subsidiaries: (a) all copyrights, registrations and applications therefor, (b) all renewals and extensions thereof, (c) all income, royalties, damages and payments now and hereafter due or payable or both with respect thereto, including,


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
     without limitation, damages and payments for past or future infringements or misappropriations thereof, (d) all rights to sue for past, present and future infringements or misappropriations thereof, and (e) all other rights corresponding thereto throughout the world.

               "Default" means the occurrence of any event or condition which, after satisfaction of any requirement expressly set forth in Article 8 for the giving of notice or the lapse of time, or both, would become an Event of Default.

               "Default Rate" means (a) with respect to any Loan or portion thereof, an interest rate per annum equal to two percent (2%) above the interest rate set forth for such Loan in Section 3.1(a)(i) or (ii) hereof or (b) with respect to any portion of the Obligations other than Loans, two percent (2%) above the rate set forth in Section 3.1(a)(ii) hereof.

               "Documents" means any "documents", as such term is defined in
     Section 9-105(l)(f) of the UCC, now owned or hereafter acquired by Borrower or any of its Subsidiaries.

               "Drop-Down Note Pledge and Security Agreements" means the Drop-Down Note Pledge and Security Agreements dated as of the Closing Date (and each thereafter executed pursuant to Section 5.12), as the same may be amended, restated, supplemented or otherwise modified from time to time, executed by each of the Guarantors in favor of Borrower, pursuant to which the Guarantors have granted a Lien in substantially all of their personal property to secure their respective Drop-Down Notes.

               "Drop-Down Notes" means the $75,000,000 promissory note made by each Subsidiary of Borrower on the date hereof in favor of Borrower, endorsed in blank by Borrower, and pledged by Borrower to the Administrative Agent, and any Drop Down Note hereafter executed by any Subsidiary of Borrower in accordance with Section 5.12 substantially in the form thereof, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

               "Earn-Out" means any amount payable to the seller of an Acquired Business following the Acquisition thereof which is contingent upon the financial performance of the Acquired Business, including without limitation by way of any sharing of the income or profits of Borrower or any of its Subsidiaries or an Acquired Business or any similar "earn-out" provision.

               "EBITDA" means, as to any Person and for any fiscal period, that Person's (a) Net Income, plus (b) Interest Expense, plus (c) income taxes payable or accrued by that Person, plus (d) depreciation and amortization expense, plus (e) non-cash compensation paid to officers and employees, plus (f) all other non-cash charges (and minus any non-cash gains), in each case which are reasonably acceptable to or reasonably specified by the Majority Lenders, in each case for that fiscal period and to the extent included in determining Net Income for that fiscal period, all determined in accordance with GAAP, minus (g) any Management Fees paid in cash during that period not deducted from Net Income in the calculation thereof, and plus (h) any Management Fees accrued during that period and deducted in the calculation of Net Income, but not actually paid in cash, provided that, as to Borrower and its Subsidiaries, to the extent any such fiscal period includes any month prior to the Closing Date described on SCHEDULE 1.2, EBITDA for such months shall be the amount set forth opposite such months on such Schedule.

               "Eligible Assignee" has the meaning set forth in Section 12.3.

               "Environmental Laws" means all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances and any and all regulations, codes, standards, plans, orders, decrees, writs, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time issued or promulgated thereunder.

               "ERISA Affiliate" means each trade or business (whether or not incorporated) which, together with Borrower or any of its Subsidiaries is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

               "Eurodollar Loan" means that portion of a Loan bearing interest at a rate based on the Eurodollar Rate.

               "Eurodollar Rate" means, for any Interest Period for any Eurodollar Loan, a rate per annum (rounded upwards to the nearest 1/100th of 1%) equal to the offered rate for deposits in U.S. dollars (in the same approximate amount and having approximately the same maturity as the Eurodollar Loan to be made) in the London interbank eurodollar market at approximately 11:00 a.m. (London time), quoted by the British Bankers' Association and appearing on the relevant Bloomberg quotation screen (or, if such a rate is not then quoted by the British Bankers' Association, the similar rate quoted by Reuters), two Business Days prior to the first day of such Interest Period.

               "Eurodollar Rate Spread" means, during the Pricing Period immediately following each Test Date, upon which the Senior Funded Debt to EBITDA Ratio is (a) equal to or greater than 3.50:1.00, 3.25%, (ii) equal to or greater than 3.00:1.00 and less than 3.50:1.00, 3.00%, (iii) equal to or greater than 2.50:1.00 and less than 3.00:1.00, 2.75%, and (iv) less than 2.50 to 1.00, 2.50%.

               "Event of Default" means any of the events or conditions described in Article 8 hereof.

               "Existing Loan Agreement" means the Loan Agreement dated as of December 3, 1997, among the parties hereto (other than Societe Generale) as amended.

               "Federal Funds Rate" means, for any day, the overnight federal funds rate in New York City, New York, as published for such day (or, if such day is not a New York Business Day, for the next preceding Business
     Day) in the Federal Reserve Statistical Release H.15 (519) or any successor publication, or if such rate is not so published for any day which is a New York Business Day, the average of the quotations for such day on overnight federal funds transactions in New York City received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

               "Fee Letter" means a fee letter dated as of the Closing Date, executed by Borrower and the Co-Agents.

               "Fiscal Quarter" means each fiscal quarter of Borrower and its Subsidiaries consisting of a three calendar month period ending on the last day of each March, June, September and December (or, if Borrower changes its Fiscal Year to another twelve month period in accordance with Section 6.7, the constituent fiscal quarters thereof).

               "Fiscal Year" means, subject to Section 6.7, the fiscal year of Borrower and its Subsidiaries ending each December 31.

               "Funded Debt" means, as of any date of determination, the sum of
     (a) all principal Indebtedness of Borrower and its Subsidiaries for borrowed money (including debt securities issued by Borrower or any of its Subsidiaries but not including obligations in respect of letters of credit) on that date, plus (b) without duplication, the aggregate amount of all Capital Lease Obligations of Borrower and its Subsidiaries on that date, plus (c) letters of credit and other Guarantees issued by or for the account of Borrower and its Subsidiaries with respect to any of the foregoing which are the primary obligation of a Person other than Borrower or any of its Subsidiaries.

               "GAAP" means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of Borrower and its Subsidiaries, as reflected in the financial information referred to in
     Section 4.8 hereof.

               "General Intangibles" means any "general intangibles," as such term is defined in Section 9-106 of the UCC, now owned or hereafter acquired by Borrower or any of its Subsidiaries, and, in any event shall include all general intangibles of Borrower and its Subsidiaries, whether now existing or acquired or arising or in which Borrower or any of its Subsidiaries now has or hereafter acquires any rights, including, without limitation, all choses in action, causes of action, corporate or other business records, inventions, designs, Patents, patent applications, service marks, Trademarks, trade names, Trade Secrets, proprietary or confidential information, inventions (whether patented or patentable or not) and technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processors, models, drawings, materials, records, goodwill, Copyrights, registrations, Licenses, franchises, customer lists, agency and other contracts, tax refund claims, computer programs, all claims under guaranties, Liens or other security held by or granted to Borrower or any of its Subsidiaries to secure payment of any of the Accounts by an Account Debtor, all rights to indemnification, and all other intangible personal property of every kind and nature (other than Accounts).

               "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government.

               "Guarantee" means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

               "Guarantors" means, collectively, Corporate Staffing Resources of Indiana, Inc., an Indiana corporation, Corporate Staffing Resources, LLC, an Indiana limited liability company ("CSR LLC"), The Hamilton-Ryker Company, Inc, a North Carolina corporation ("HRC"), Mega Force Staffing Services, Inc., a North Carolina corporation ("MFSS") and Corporate Staffing Resources of St. Louis, Inc., a Missouri corporation ("CSRSL"), Intranational Computer Consultants, Inc., NPS of Atlanta, Inc., and each other Person which hereafter executes a joinder to the Guarantees executed in connection herewith by the Guarantors pursuant to Section 5.12.

               "Hazardous Substances" means any pollutant, contaminant, hazardous, toxic or dangerous waste, substance or material, or any other substance or material regulated or controlled pursuant to any Environmental Law, including, without limiting the generality of the foregoing, asbestos, PCB's, petroleum products (including crude oil, natural gas, natural gas liquids, liquefied natural gas or synthetic gas) or any other substance defined as a "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "hazardous material," "hazardous chemical," "hazardous waste," "regulated substance," "toxic chemical," "toxic substance" or other similar term in any Environmental Law.

               "Indebtedness" means, as to any Person, (a) all indebtedness of such Person for borrowed money, (b) that portion of the Capital Lease Obligations of such Person which are properly recorded as a liability on a balance sheet of that Person prepared in accordance with GAAP, (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of property or services (excluding trade or other accounts payable and accrued expenses arising in the ordinary course of business), including without limitation (in the case of Borrower and its Subsidiaries) any Accrued Earn-Outs but excluding any Earn-Outs which are not Accrued Earn-Outs, (e) any obligation of such Person that is secured by a Lien on assets of such Person (other than Permitted

     Liens), whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the lesser of such obligation or the fair market value of the assets so subject to the Lien, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) obligations of such Person under letters of credit issued for the account of such Person, (h) any obligations of such Person under Interest Hedge Agreements, (i) any Capital Stock of such Person to the extent that the same is subject to mandatory redemption prior to the Maturity Date, and (j) Guarantees issued by or for the account of such Person with respect to any of the foregoing which are the primary obligation of an unaffiliated third Person.

               "Instruments" means any "instrument", as such term is defined in
     Section 9-105(l)(i) of the UCC, now owned or hereafter acquired by Borrower or any of its Subsidiaries, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

               "Interest Coverage Ratio" means, as of each date of determination, the ratio of (a) Adjusted Company EBITDA for the twelve month fiscal period ending on such date, to (b) Interest Expense for Borrower and its consolidated Subsidiaries to the extent payable in cash during the same period, in each case calculated in accordance with GAAP.

               "Interest Expense" means, as to any Person and for any period, the total interest expense, whether paid, accrued or capitalized (including the interest component of Capital Lease Obligations), of such Person, net of interest income of such Person, including, but not limited to, all letter of credit fees and expenses, commitment fees, all amortization of original issue discount, and the net amount payable under any Interest Hedge Agreement between such Person and any other Person, computed in each case on a consolidated basis for such Person and its consolidated subsidiaries in accordance with GAAP, but in any event excluding the fees and other expenses payable to the Lenders on the Closing Date.

               "Interest Hedge Agreement" means, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

               "Interest Period" means, in connection with any Eurodollar Loan, the period beginning on the date such Eurodollar Loan is made, Continued or Converted and continuing for one (1), two (2), three (3) or six (6) months as selected by Borrower in the applicable Notice of Borrowing. Notwithstanding the foregoing, however, (a) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; and (b) any applicable Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (a) above) end on the last day of such calendar month.

               "Inventory" means all "inventory", as such term is defined in
     Section 9-109(4) of the UCC, now owned or hereafter acquired by Borrower and any of its Subsidiaries, and, in any event, shall include all of the inventory of Borrower and each of its Subsidiaries, whether now existing or acquired or arising or in which Borrower and any of its Subsidiaries now has or hereafter acquires any rights, including, without limitation, any and all goods, merchandise and other personal property, wheresoever located and whether or not in transit, which is or may at any time be held for sale or lease or to be furnished under any contract of service or held as raw materials, work in process, finished goods or materials, and supplies of any kind, nature or description used or consumed in the business of Borrower and its Subsidiaries, including, without limitation, all such property, the sale or other disposition of which has given rise to an Account and which may have been returned to or repossessed or stopped in transit by Borrower or any of its Subsidiaries.

               "Investment" means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Capital Stock, bonds, notes, debentures or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are now owned by the Person entering into such short sale), (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than any such advance, loan or extension of credit representing the purchase price of goods, intangibles or services sold or supplied in the ordinary course of business) or Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such Person and (without duplication) any amount committed to be advanced, lent or extended to such Person, (c) any Acquisition other than the acquisition of goods, intangibles or services purchased in the ordinary course of business and accounted for as an expense in accordance with GAAP or as a Capital Expenditure or (d) the entering into of any Interest Hedge Agreement. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in cash or Cash

     Equivalents or has been converted into cash or Cash Equivalents), without adjustment for subsequent increases or decreases in the value of such Investment.

               "Investment Property" means all "investment property" as such term is defined in Section 9-115 of the Uniform Commercial Code, of Borrower and its Subsidiaries, whether now owned or existing or hereafter acquired or arising, and, in any event, shall include all of the following:
     (a) all securities owned by Borrower or any of its Subsidiaries, whether certificated or uncertificated; (b) any share, participation or other interest in a Person or in property or in an enterprise of a Person held directly or indirectly by Borrower or any of its Subsidiaries which is, or is of a type, dealt in or traded on financial markets, or which is recognized in any area in which it is issued or dealt in as a medium for investment; (c) all commodity futures contracts owned by Borrower or any of its Subsidiaries, options on any commodity futures contract held by Borrower or any of its Subsidiaries, all commodity options or other contracts owned by Borrower or any of its Subsidiaries that are traded on, or subject to the rules of, a board of trade that has been designated as a contract market for such contracts pursuant to the federal commodities laws or which are traded on one or more foreign commodity boards of trade, exchanges, or markets and are carried on the books of registered futures commodity merchant or on the books of a Person providing clearance or settlement services for a board of trade that has been designated as a contract market for such a contract pursuant to the federal commodities laws; (d) any of the foregoing held, directly or indirectly, in the name of any other Person to the extent such other Person has expressly agreed to treat Borrower or any of its Subsidiaries as the Person entitled to exercise the rights comprising the foregoing; and (e) all right, title and interest of Borrower or any of its Subsidiaries in any account to which any of the foregoing have been credited.

               "Issuing Lender" means, as to each Letter of Credit issued following the date hereof, ING (U.S.) Capital Corporation or a bank designated by ING (U.S.) Capital Corporation. One of the "Existing Creditanstalt Letters of Credit" described in the Existing Loan Agreement (the form of which is attached hereto as Schedule 1.1, remains outstanding, and Creditanstalt is the issuing lender with respect thereto.

               "Lenders" means (a) each Lender listed on the signature pages hereof as a "Lender," (b) each person that becomes a Lender under Section 12.3(c), and (c) their respective successors.

               "Letter of Credit" means any documentary or standby letter of credit issued at the request and for the account of Borrower or for which the Lenders have incurred Letter of Credit Obligations under Section 2.6 of this Agreement.

               "Letter of Credit Documents" means, collectively, such reimbursement agreements and other instruments, documents or agreements as shall be executed by Borrower with or in favor of the Administrative Agent or the Issuing Lender.

               "Letter of Credit Obligations" means, as of each date of determination, the sum of the effective face amount of all outstanding Letters of Credit and all unpaid reimbursement obligations for amounts previously paid by the Issuing Lender under any Letter of Credit.

               "License" means any Patent License, Trademark License or other license as to which the Administrative Agent has been granted a security interest under any of the Loan Documents.

               "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction with respect to any property (other than precautionary filings with respect to true leases not prohibited by this Agreement).

               "Loan Account" means account no. 800285523, maintained by Borrower at Key Bank (Cleveland) ABA No. 041-0001-039, ref: Corporate Resources, or any other account designated by Borrower and reasonably acceptable to the Administrative Agent.

               "Loan Documents" means this Agreement, the Notes, the Trademark Collateral Assignment, the Letter of Credit Documents, the Pledge and Security Agreements, the Drop Down Notes, the Drop Down Note Pledge and Security Agreements, each Guarantee of the Obligations issued by any Subsidiary of Borrower, each Subordination Agreement, each lockbox agreement entered into pursuant to the terms hereof, and the other instruments, documents or agreements executed by Borrower or any of its Subsidiaries or their Affiliates pursuant to the terms hereof and in furtherance of the purposes of this Agreement, any financing statements covering portions or all of the Collateral and any and all other instruments, documents, and agreements now or hereafter executed and/or delivered by Borrower, any of its Subsidiaries or their Affiliates in connection herewith, and includes without limitation each Interest Hedge Agreement entered into by any Lender with a Borrower.

               "Loans" means, collectively, the group of advances made by the Lenders hereunder pursuant to Section 2.1.

               "Major Acquisition" means each Permitted Acquisition in which the aggregate cash consideration to be paid by Borrower and its Subsidiaries for the Acquired Business at or prior to the closing of the acquisition thereof is in excess of $10,000,000.

               "Majority Lenders" means, at any time, the Lenders holding Commitment Percentages aggregating at least sixty-six and two-thirds percent of the Commitment or, if the Commitment has been terminated, the Lenders holding at least sixty-six and two-thirds percent of the aggregate outstanding principal amount of the outstanding Loans and risk participations in the same percentage of the outstanding Letters of Credit.

               "Management Agreement" means the Executive Management Agreement dated of December 3, 1997 among Borrower, William E. Simon & Sons, L.L.C. and Mellon Ventures, L.P.

               "Management Fees" means any and all management fees, consulting fees or other amounts (other than expense reimbursements) paid or payable to William E. Simon & Sons LLC, Mellon Ventures, Inc. or any other Affiliate of Borrower for management, advisory or other related services for Borrower, or any of its Subsidiaries.

               "Margin Stock" means "margin stock" as such term is defined from time to time in Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

               "Material Adverse Effect" means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of the Loan Documents, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations of Borrower and its Subsidiaries, taken as a whole, (c) materially impairs or could reasonably be expected to materially impair the ability of Borrower and its Subsidiaries, taken as a whole, to perform the Obligations, (d) materially impairs or could reasonably be expected to impair any portion of the Collateral having a value in excess of $1,000,000 or the Liens of the Administrative Agent or the Lenders therein, or (e) materially impairs or could reasonably be expected to materially impair the ability of the Administrative Agent or the Lenders to enforce their legal remedies pursuant to the Loan Documents.

               "Maturity Date" means December 3, 2001.

               "Merger Distributions" means the amounts described on Schedule
     1.3 paid to the Persons described therein for the purposes therein stated.

               "MPPAA" means the Multiemployer Pension Plan Amendments Act of 1980, amending Title V of ERISA.

               "Multiemployer Plan" shall have the same meaning as set forth in
     Section 4001(a)(3) of ERISA.

               "Net Income" means, for any Person and with respect to any fiscal period, the consolidated net income before extraordinary or non-recurring items of that Person for that period, determined in accordance with GAAP.

               "Note" shall have the meaning given such term in Section 2.1 hereof.

               "Notice of Borrowing" shall have the meaning given such term in
     Section 2.12(a) hereof.

               "Obligations" means the Loans, the Letter of Credit Obligations and any and all other indebtedness, liabilities and obligations of Borrower or any of its Subsidiaries to the Administrative Agent, the Co-Agents, the Issuing Lender or any Lender of any kind and nature (including, without limitation, principal, interest, charges, expenses, attorneys' fees and other sums chargeable to Borrower or any of its Subsidiaries by the Administrative Agent, Co-Agents, Issuing Lender or any Lender and future advances made to or for the benefit of Borrower), arising under this Agreement or under any of the other Loan Documents, whether arising by reason of an extension of credit, opening of a Letter of Credit, Loan, Guaranty, indemnification, Interest Hedge Agreement or in any other manner, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising.

               "Patent License" means all of the following, whether now owned or existing or hereafter acquired or arising or in which Borrower or any of its Subsidiaries now has or hereafter acquires any rights: any written agreement granting any right to make, use, sell, sublicense and/or practice any invention on which a Patent is in existence.

               "Patents" means all of the following, whether now owned or existing or hereafter acquired or arising or in which Borrower or any of its Subsidiaries now has or hereafter acquires any rights: (a) all patents and patent applications, (b) all inventions and improvements described and claimed therein, (c) all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (d) all income, royalties, damages and payments now and hereafter due and/or payable to Borrower or any of its Subsidiaries with respect thereto, including without limitation, damages and payments for past, present or future infringements or misappropriations thereof, (e) all rights to sue for past present and future infringements or misappropriations thereof, and (f) all other rights corresponding thereto throughout the world.

               "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA, or any successor agency or Person performing substantially the same functions.

               "Permitted Acquisition" means each Acquisition by Borrower or any of its Subsidiaries of an Acquired Business which either (i) is approved by the Majority Lenders or (ii) satisfies each of the following requirements:

               (a) the Acquired Business consists primarily of, or operates in the business of, staffing, outsourcing, permanent placement, consulting, professional employer organizations and the like or activities reasonably related or incidental thereto;

               (b) if the Acquisition of a Person, Borrower and its Subsidiaries shall acquire not less than 80% of the ownership interests of the Acquired Business;

               (c) if the Acquisition of a Person, the Acquired Business's board of directors or other governing body has approved the Acquisition of that Person by Borrower and its Subsidiaries;

               (d) the EBITDA of the Acquired Business for the most recent twelve month fiscal period ending on or prior to its Acquisition shall be in excess of $0;

               (e) Not later than 15 Business Days prior to the proposed Acquisition, Borrower shall have delivered a Permitted Acquisition Compliance Certificate demonstrating that, giving effect to the proposed Acquisition:

                    (i)  no Default or Event of Default will exist;

                    (ii) Borrower shall be in pro forma compliance with the financial covenants set forth in Sections 7.1 through
               7.3 as of the last month for which such information is available;

                    (iii) the Senior Funded Debt to EBITDA Ratio for the most recent twelve calendar month period ending on or prior to the date of the proposed Acquisition (calculated for Borrower and its Subsidiaries and the Acquired Business on a combined pro forma basis) is not in excess of (A) 4.00:1.00, if such Acquisition occurs during the period from the Closing Date through and including December 31, 1998, (B), 3.50:1.00 if such Acquisition occurs during 1999, (C), 3.25:1.00, if such Acquisition occurs during 2000, and (D) 3.00:1.00 if such Acquisition occurs during any remaining term of this Agreement;

                    (iv) if Borrower issues any Subordinated Obligations in connection with such Permitted Acquisition which require cash payments of principal or interest prior to the Maturity Date, Borrower is in compliance with Section 6.13;

          together with such supporting information and calculations as the Co-Agents or the Majority Lenders may reasonably request; and

               (f) if the acquisition of that Acquired Business is a Major Acquisition then, giving effect to such Major Acquisition, the Remaining Cash is not less than zero.

               "Permitted Acquisition Compliance Certificate" means a certificate of Borrower substantially in the form of Exhibit E hereto.

               "Permitted Liens" means, collectively:

               (a) those Liens existing on the date hereof described on
          SCHEDULE 4.20 hereto;

               (b) Liens in favor of the Administrative Agent;

               (c) inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for which adequate accounting reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;

               (d) Liens for taxes and assessments on real property which are not yet delinquent, or Liens for taxes and assessments on real property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;

               (e) minor defects and irregularities in title to any property which in the aggregate do not materially impair the fair market value or use of the property for the purposes for which it is or may reasonably be expected to be held;

               (f) easements, exceptions, reservations, or other agreements granted or entered into after the date hereof for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;

               (g) rights reserved to or vested in any governmental agency by Applicable Law to control or regulate, or obligations or duties under Applicable Law to any governmental agency with respect to, the use of any real property;

               (h) rights reserved to or vested in any governmental agency by Applicable Law to control or regulate, or obligations or duties under Applicable Law to any governmental agency with respect to, any right, power, franchise, grant, license, or permit;

               (i) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

               (j) statutory Liens, other than those described in clauses (c) or (d) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been established with respect thereto in accordance with GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture;

               (k) Liens consisting of pledges or deposits made in connection with obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

               (l) Liens consisting of pledges or deposits of property to secure performance in connection with bids, tenders, contracts or operating leases made in the ordinary course of business to which Borrower or any of its Subsidiaries is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

               (m) Liens consisting of deposits of property to secure statutory obligations of Borrower or any of its Subsidiaries in the ordinary course of its business;

               (n) Liens consisting of deposits of property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower or any of its Subsidiaries is a party in the ordinary course of its business; and

               (o) Liens created by or resulting from any litigation or legal proceeding involving Borrower or any of its Subsidiaries in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided that adequate reserves have been set aside with respect thereto, and such Liens are discharged or stayed within 30 days of creation and no property is subject to a material risk of loss or forfeiture.

               "Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

               "Plan" means any "employee pension benefit plan" that is subject to Title IV of ERISA and which is maintained for employees of Borrower or any of its ERISA Affiliates, and includes any Multiemployer Plan.

               "Pledge and Security Agreements" means the Pledge and Security Agreements dated as of the Closing Date (and each Pledge and Security Agreement thereafter executed pursuant to Section 5.12), as the same may be amended, restated, supplemented or otherwise modified from time to time, executed by Borrower and each of its Subsidiaries in favor of the Administrative Agent, pursuant to which Borrower and all Guarantors have
     (a) granted a Lien in substantially all of their personal property to secure their respective Obligations, and (b) pledged to the Administrative Agent, for the benefit of the Administrative Agent, Co-Agents and Lenders, all of the issued and outstanding Capital Stock of each of their respective Subsidiaries and the Drop-Down Notes to secure their respective Obligations.

               "Pricing Period" means (a) the period commencing on the Closing Date and ending on February 13, 1998, and (b) each subsequent period of approximately 90 days beginning forty-five days following a Test Date and ending on the day which is forty-four days following the immediately succeeding Test Date.

               "Proceeds" means "proceeds", as such term is defined in Section 9-306(l) of the UCC and, in any event, shall include, without limitation,
     (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower or any of its Subsidiaries from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to Borrower or any of its Subsidiaries from time to time in connection with any requisitions, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority) and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

               "Projected Earn-Outs" means, as of the last day of any Fiscal Quarter, the amount of the payments which are then projected to be payable by Borrower and its Subsidiaries with respect to Earn-Outs following that date pursuant to the most current projections delivered in accordance with
     Section 5.2(k).

               "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as it may be amended from time to time.

               "Remaining Cash" means, in respect of each Major Acquisition, and giving effect thereto, as of each date of determination, (a) the net cash proceeds received by Borrower or any of its Subsidiaries as of that date from issuances of its Capital Stock and Subordinated Obligations following the Closing Date, plus (b) the amount, not to exceed $1,000,000, of the net cash proceeds received by Borrower and its Subsidiaries from dispositions of operating assets following the Closing Date under Section 6.3(c) minus
     (c) the amount by which (i) the aggregate cash consideration paid at or prior to the closing of each Major Acquisition which has then occurred exceeds (ii) the product of $10,000,000 times the number of Major Acquisitions which have then occurred.

               "Reportable Event" shall have the meaning set forth in Section 4043 of ERISA.

               "Request for Letter of Credit" shall have the meaning given such term in Section 2.6(b) hereof.

               "Senior Funded Debt to EBITDA Ratio" means, as of each date of determination, the ratio of (a) the aggregate outstanding principal Funded Debt of Borrower and its Subsidiaries on that date other than Subordinated Obligations, to (b) Adjusted Company EBITDA for the most recent twelve calendar month period ending on or prior to that date.

               "Senior Officer" means, with respect to any Person, the (a) chief executive officer, (b) president, (c) chief financial officer, (d) any vice president, (e) the controller, or (f) the treasurer of that Person, or any Person who functions in any such capacity, however designated.

               "Sold Business" means any Person, or any business, asset or division of a Person, which is hereafter the subject of a sale, transfer or other disposition by Borrower and its Subsidiaries, and includes any Subsidiaries of a Person which are also the subject of such a sale, transfer or other disposition, in each case effective only upon the consummation of such sale, transfer or other disposition.

               "Solvent" means, as to any Person, that such Person (a) is able to pay its debts as they mature, (b) is not engaged in a business or transaction for which any property or assets remaining with that Person are "unreasonably small capital" or are

     "unreasonably small in relation to its business" or the transaction, and
     (c) does not intend to incur, or believe that it will incur, debts that would be beyond its ability to pay as such debts mature, in each case as such quoted terms are used in Section 548 of the Bankruptcy Code of 1978, the Uniform Fraudulent Conveyances Act and the Uniform Fraudulent Transfer Act.

               "Stockholders Agreement" means the Stockholders Agreement dated as of the Closing Date among the shareholders of Borrower, as at any time amended.

               "Subordinated Obligations" means, subject to Section 12.18A, Indebtedness and other liabilities (including any liabilities for Earn-Outs which are subordinated) incurred by Borrower (and without recourse to any of the Subsidiaries of Borrower), in each case which (i) are unsecured,
     (ii) have been subordinated in right of payment to the payment in full of the Obligations pursuant to a Subordination Agreement, (iii) provide for payment of interest on a quarterly basis (and then only to the extent that no Default or Event of Default has occurred and remains continuing), (iii) provide for representations, warranties, covenants, defaults and other terms which are less restrictive than those appertaining to the Obligations (and in any event containing a cross-acceleration provision rather than a cross-default provision), and (iv) to the extent that such Indebtedness or other liabilities require any cash payment of principal or interest prior to the Maturity Date, such Indebtedness or liabilities are issued in compliance with Section 6.13.

               "Subordination Agreement" means (a) each subordination agreement hereafter entered into in favor of the Administrative Agent for the benefit of the Lenders by the holders of Subordinated Obligations, fully subordinating such Subordinated Obligations to the Obligations in a manner which is reasonably acceptable to the Majority Lenders, provided that such form shall not be deemed unacceptable by reason of its provision for the making of payments (when no Default or Event of Default has occurred and remains continuing) projected by Borrower to be made in respect of such Subordinated Obligations in the written projections issued in accordance with Section 6.13 in connection with the issuance of such Subordinated Obligations, and (b) as to any Earn-Out, any subordination provisions which are substantially in the form of Exhibit G hereto and incorporated in the acquisition agreements governing the purchase of the related Acquired Business.

               "Subsidiary" means, as to any Person, any other Person, of which more than fifty percent of the outstanding shares of Capital Stock or other ownership interest having ordinary voting power to elect a majority of the board of directors of such corporation or similar governing body of such other Person (irrespective of whether or not at the time stock or other ownership interests of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or by one or more "Subsidiaries" of such Person.

               "Tax" means and includes any tax, levy, cost or charge of any nature imposed following the Closing Date by any Governmental Authority, excluding taxes on or measured by the net income of the Lenders imposed by any jurisdiction in which the principal or relevant lending office of that Lender is located or to which such Lender is otherwise subject.

               "Termination Date" means the earliest of (a) the Maturity Date;
     (b) the date the Commitment is reduced to zero pursuant to Section 2.11 hereof; and (c) the date the Commitment is terminated pursuant to Section
     9.2 hereof.

               "Termination Event" means (a) a "reportable event" as defined in
     Section 4043 of ERISA (other than a reportable event that is not subject to the provision for 30 day notice to the PBGC), (b) the withdrawal of Borrower or any of its ERISA Affiliates from a Plan during any plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of an amendment to a Plan as a termination thereof pursuant to
     Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC or (e) any other event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

               "Test Date" means the Closing Date and the last day of each Fiscal Quarter of Borrower thereafter.

               "Total Funded Debt to EBITDA Ratio" means, as of each date of determination, the ratio of (a) the aggregate outstanding principal Funded Debt of Borrower and its Subsidiaries on that date, to (b) Adjusted Company EBITDA for the most recent twelve calendar month period ending on or prior to that date.

               "Trade Secrets" means (a) trade secrets, along with any and all
     (b) income, royalties, damages and payments now and hereafter due and/or payable to Borrower or any of its Subsidiaries with respect thereto, including, without limitation, damages and payments for past or future infringements or misappropriations thereof, (c) rights to sue for past, present and future infringements or misappropriations thereof, and (d) all rights corresponding thereto throughout the world.

               "Trademark Collateral Assignment" means the agreement of the same name entered into on the Closing Date by each of Borrower's Subsidiaries which owned any Trademarks, Trademark Licenses, or Trade Secrets as of that date, as at any time amended.

               "Trademark License" means all of the following, whether now owned or existing or hereafter acquired or arising or in which Borrower or any of its Subsidiaries now has or hereafter acquires any rights: any written agreement granting any right to use any Trademark or trademark registration.

               "Trademarks" means all of the following, whether now owned or existing or hereafter acquired or arising or in which Borrower or any of its Subsidiaries now has or hereafter acquires any rights: (a) all trademarks (including service marks and trade names, whether registered or at common law), registrations and applications therefor, and the entire product lines and goodwill of the business of Borrower or any of its Subsidiaries connected therewith and symbolized thereby, (b) all renewals thereof, (c) all income, royalties, damages and payments now and hereafter due or payable or both with respect thereto, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, (d) all rights to sue for past, present and future infringements or misappropriations thereof, and (e) all other rights corresponding thereto throughout the world.

               "UCC" means the Uniform Commercial Code as in effect in the State of New York.

              1.2 USE OF DEFINED TERMS. All terms defined in this Agreement and the Exhibits hereto shall have the same defined meanings when used in any other Loan Document, unless the context shall require otherwise.

              1.3 ACCOUNTING TERMS; CALCULATIONS. All accounting terms not specifically defined herein shall have the meanings generally attributed to such terms under GAAP. Calculations hereunder shall be made and financial data required hereby shall be prepared, both as to classification of items and as to amounts, in accordance with GAAP, consistently applied (except as otherwise specifically required herein). In the event that GAAP changes during the term of this Agreement such that the financial covenants contained in Sections 7.1 through 7.3, inclusive, would then be calculated in a different manner or with different components, (a) Borrower, the Administrative Agent, the Co-Agents and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the financial condition of Borrower and its Subsidiaries to substantially the same criteria as were effective prior to such change in GAAP and (b) until such amendment, Borrower (i) shall be deemed to be in compliance with the financial covenants contained in such Sections following any such change in GAAP if and to the extent that Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change, and (ii) shall continue to deliver reports required under Article 6 prepared in accordance with GAAP, as in effect before the relevant changes thereto.

              1.4 OTHER TERMS. All other terms used in this Agreement which are not specifically defined herein but which are defined in the UCC shall have the meanings set forth therein.

              1.5 TERMINOLOGY. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, subsections, paragraphs, clauses, subclauses, Exhibits or Schedules shall refer to the corresponding Article, Section, subsection, paragraph, clause, subclause of, Exhibit or Schedule attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions of, exhibits or schedules to, another document or instrument. All references to any instrument document or agreement shall, unless the context otherwise requires, refer to such instrument, document or agreement as the same may be, from time to time, amended, modified, supplemented, renewed, extended, replaced or restated.

              1.6 EXHIBITS. All Exhibits and Schedules attached hereto are by reference made a part hereof.

              1.7 PRINCIPLES OF RESTATEMENT. This Agreement amends and restates the Existing Loan Agreement in its entirety, and the Existing Loan Agreement is superseded hereby, provided that the Lenders shall continue to have the benefit of each of the Loan Documents executed and delivered in connection with the Existing Loan Agreement, including without limitation the guarantees, liens and security interests granted therein.

              1.8 CERTAIN TRANSITIONAL MATTERS. Concurrently with the effectiveness of this Agreement, (a) Societe Generale shall become an additional Lender hereunder, (b) Societe Generale shall pay to the other Lenders through the Administrative Agent, such amounts as necessary to result in the outstanding principal amount of the Loans made by each Lender being equal to its Commitment Percentage of the Commitment, and (c) shall be a risk participant in the outstanding Letter of Credit Obligations to the extent of its Commitment Percentage in the manner contemplated by Section 2.6.

           2. THE LOANS AND LETTERS OF CREDIT

              2.1 LOANS. Subject to the terms and conditions hereof and provided that no Default or Event of Default exists, each Lender severally agrees to make revolving loans (each a "Loan" and collectively, the "Loans") to Borrower, upon Borrower's request therefor made in accordance with the provisions of Section 2.2 hereof, from time to time on any Business Day during the period from the date hereof and up to, but not including, the Termination Date, which when aggregated with the outstanding Letter of Credit Obligations, do not exceed the lesser of the Commitment or the amount then permitted by Section 10.2(a). The Loans made by each Lender shall be evidenced by a promissory note, substantially in the form of Exhibit A hereto, payable to that Lender in the original principal face amount of such Lender's Commitment Percentage of the Commitment (together with any and all amendments, modifications and supplements thereto, and any renewals, replacements or extensions thereof, in whole or in part, individually, a "Note" and collectively, the "Notes"). Prior to the Termination Date, Loans may be borrowed, repaid and reborrowed in accordance with the terms hereof. All Loans shall be payable in full on the Termination Date.

           2.2 BORROWING PROCEDURES.

               (a) Borrower shall give the Administrative Agent notice of each request for a Loan hereunder in accordance with this Section. The Administrative Agent shall promptly notify each Lender of any Notice of Borrowing received hereunder. Not later than 1:00 p.m. (prevailing Eastern time), on the date specified for each borrowing hereunder, each Lender shall make available to the Administrative Agent the amount of the Loan to be made by such Lender in accordance with such Lender's Commitment Percentage of the Loan requested, in immediately available funds at an account designated by the Administrative Agent. The Administrative Agent shall, subject to the terms and conditions of this Agreement, on the Business Day specified for such borrowing, make such amount available to Borrower in same day funds to the Loan Account.

               (b) Unless the Administrative Agent shall have been notified by any Lender at least one (1) Business Day prior to the date on which any

     Eurodollar Loan is to be made and not later than 1:00 p.m. (prevailing Eastern time) on the date any Base Rate Loan is to be made, that such Lender does not intend to make available to the Administrative Agent such Lender's Commitment Percentage of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such a corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to the Federal Funds Rate, for the first two Business Days, and thereafter at the rate per annum then in effect with respect to Base Rate Loans. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment Percentage of the Commitment or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

              2.3 LOAN ACCOUNT; STATEMENTS OF ACCOUNT. The Administrative Agent will maintain one or more loan accounts for Borrower to which the Administrative Agent will charge all amounts advanced to or for the benefit of Borrower hereunder or under any of the other Loan Documents and to which the Administrative Agent will credit all amounts collected from or on
     behalf of Borrower.   The Administrative Agent will account to Borrower
     periodically with a statement of charges and payments made pursuant to this Agreement. Any such accounting rendered to Borrower shall be deemed to be an account stated unless Borrower objects thereto by written notice to the Administrative Agent within 60 days following its receipt thereof. Any such notice shall only be deemed an objection to those items specifically objected to therein. The unpaid principal amount of the Loans, the unpaid interest accrued thereon, the interest rates applicable to such unpaid principal amount and the accrued and unpaid fees, premiums and other amounts due hereunder shall at all times be ascertained from the records of the Administrative Agent and such records shall constitute prima facie evidence of the amounts so due and payable.

              2.4 USE OF PROCEEDS. The proceeds of the Loans and all Letters of Credit shall be used for valid and legal corporate purposes of Borrower and its Subsidiaries, including without limitation, the payment of the Merger Distributions, the financing of working capital requirements of Borrower and its Subsidiaries, and financing of Permitted Acquisitions.

              2.5 SEVERAL OBLIGATIONS OF THE LENDERS; REMEDIES INDEPENDENT. The failure of any Lender to advance its Commitment Percentage of any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to advance its Commitment Percentage of any Loan to be made by it on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender. The amounts payable by Borrower at any time hereunder and under the Note to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and its Note, and it shall not be necessary for any other Lender or the Administrative Agent to consent to, or be joined as an additional party in, any proceeding for such purposes, provided that the Liens granted pursuant to the Loan Documents to the Administrative Agent may only be exercised by the Administrative Agent in accordance with the terms of the Loan Documents.

           2.6 LETTERS OF CREDIT.

                 (a) As of the date of this Agreement, Letters of Credit with an aggregate effective face amount of $1,363,000 are outstanding under the Existing Loan Agreement (including without limitation certain of the "Existing Creditanstalt Letters of Credit" described therein), and each such Letter of Credit shall deemed to have been issued hereunder. Subject to the terms and conditions hereof and provided that there exists no Default or Event of Default, at any time and from time to time from the Closing Date to (but not including) the Maturity Date, the Issuing Lender agrees, in reliance upon the agreement of the Lenders set forth in Section 2.6(c) below, to issue, for the account of Borrower, such Letters of Credit as Borrower may request by a Request for Letter of Credit (in the manner described in Section 2.6(b)), each in such form as may be requested from time to time by Borrower and agreed to by the Administrative Agent; provided, however, that after giving effect to the issuance of any such Letter of Credit, (i) the aggregate amount of all outstanding Letter of Credit Obligations shall not exceed $10,000,000 at any time, and (ii) the aggregate amount of all outstanding Loans, together with all outstanding Letter of Credit Obligations will not exceed the lesser of the

     Commitment or the amount then permitted by Section 10.2(a). No Letter of Credit shall have an expiration date which extends beyond the earliest of
     (i) one year from the date of issuance thereof, (ii) the Maturity Date, and
     (iii) any date that, at the issuance of such Letter of Credit, has been fixed for termination of the Commitment pursuant to Section 2.12 hereof.

                 (b) Each request by Borrower for a Letter of Credit shall be submitted to the Administrative Agent in writing (which may be by telecopy) substantially in the form of Exhibit B attached hereto (a "Request for Letter of Credit") and shall be effective only if received by Issuing Lender prior to 1:00 p.m. (prevailing Eastern time) at least three Business Days prior to the date when such Letter of Credit is required, accompanied by an appropriate letter of credit application on the Issuing Lender's customary form and such other Letter of Credit Documents (including, without limitation, a reimbursement agreement) in such form and containing such terms and conditions as the Issuing Lender requires, executed by a Senior Officer of Borrower. Promptly upon receipt of a Request for Letter of Credit, the Administrative Agent will notify the Issuing Lender and each Lender of such request.

                 (c) Simultaneously with the issuance by the Issuing Lender of any Letter of Credit under Section 2.6(a) above, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation in such Letter of Credit (including, without limitation, all obligations of Borrower with respect thereto) and any security therefor or guaranty pertaining thereto, equal to such Lender's Commitment Percentage of such Letter of Credit. Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender's Commitment Percentage, to reimburse the Issuing Lender on demand for the amount of each draft paid by the Issuing Lender under such Letter of Credit to the extent that such amount is not reimbursed by Borrower. The failure of any Lender to make available to the Issuing Lender its Commitment Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Issuing Lender its Commitment Percentage of the unreimbursed amount of any payment on the date such payment is to be made. The obligations of each Lender to make payments to the Issuing Lender with respect to any Letter of Credit and its participations therein pursuant to the provisions of this Section or otherwise and the obligations of Borrower to make payments to the Issuing Lender with respect to any Letter of Credit shall be irrevocable, and shall not be subject to any qualification or exception whatsoever.

               In the event that any payment by Borrower received by the Issuing Lender with respect to a Letter of Credit and distributed by the Issuing Lender to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Issuing Lender in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, or otherwise, each Lender which received such distribution shall, upon demand by the Issuing Lender, return to the Issuing Lender such Lender's Commitment Percentage of the amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Issuing Lender upon the amount required to be repaid by it. Each Lender shall share, pro rata, in accordance with its participating interest, in any interest (but not in the processing, administration and similar fees charged by the Issuing Lender, which fees shall be solely for the account of the Issuing Lender) which accrues to the Issuing Lender pursuant to any applicable reimbursement agreement.

                 (d) Borrower agrees to reimburse the Issuing Lender, immediately upon demand therefor, a principal amount equal to any payment made by the Issuing Lender in respect of any Letter of Credit in good faith (which good faith will be presumed to exist in the absence of evidence to the contrary), together with interest on such amount from the date of any payment through the date of payment by Borrower at the per annum rate applicable to Base Rate Loans; provided, however, that subject to the terms and conditions hereof Borrower may substitute for such payment a request made within the time permitted hereunder for a Loan in accordance with
     Section 2.12. The principal amount of any such payment made by Borrower to the Issuing Lender shall be used to reimburse the Issuing Lender, for the payment made by it in respect of such Letter of Credit.

                 (e) If Borrower fails to make any payment as and when required by Section 2.6(d), or if Borrower fails to request a Loan in an amount sufficient to pay the outstanding Letter of Credit Obligations, the Issuing Lender may, without notice to or the consent of Borrower, deliver a Notice of Borrowing to the Administrative Agent for a Loan in an aggregate amount equal to the amount paid by the Issuing Lender in respect of its Letter of Credit Obligations pursuant to Section 2.6(c) above and, for this purpose, the conditions precedent to the making of a Loan under this Agreement shall not apply. The proceeds of such Loan shall be paid to the Issuing Lender to reimburse it for any payments made by it in respect of such Letter of Credit Obligations in good faith (which good faith shall be presumed to exist in the absence of evidence to the contrary).

                 (f) The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit, and each such Letter of Credit, and all Letter of Credit Obligations in respect thereof, shall in each case remain subject to this Section 2.6.

                 (g) If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Issuing Lender shall notify the Administrative Agent and Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If Borrower fails to reimburse the Issuing Lender pursuant to the applicable reimbursement agreement as provided in Section 2.6(d) above, the Issuing Lender may at any time thereafter notify the Administrative Agent and the Lenders of the amount of any such unpaid reimbursement obligation. No later than 3:00 p.m. (prevailing Eastern time) on the Business Day of its receipt of such notice, each Lender shall make available to the Issuing Lender at the Issuing Lender's principal office in New York, New York, in immediately available funds, such Lender's Commitment Percentage of such unpaid reimbursement obligation, together with an amount equal to the product of
     (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Issuing Lender for federal funds acquired by the Issuing Lender during each day included in such period, times (ii) an amount equal to such Lender's Commitment Percentage of such unpaid reimbursement obligation, times (iii) a fraction, the numerator of which is the number of days that elapse from and including the date the Issuing Lender paid the draft presented for honor or otherwise made payment to the date on which such Lender's Commitment Percentage of such unpaid reimbursement obligation shall become immediately available to the Issuing Lender and the denominator of which is 360; provided, however, that if the Issuing Lender fails to give the Lenders notice of Borrower's failure to reimburse the Issuing Lender within three (3) Business Days following such failure, the Lenders shall be required to pay interest only for the period from and including the date the Issuing Lender made payment through and including the third Business Day following such failure. The responsibility of the Issuing Lender to Borrower, the Administrative Agent, the Co-Agents and the Lenders shall be only to determine that the documents

     (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

                 (h) Borrower's obligations under this Section 2.6 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which Borrower may have or have had against the Issuing Lender, the Administrative Agent, the Co-Agents, any Lender or any beneficiary of a Letter of Credit. Borrower further agrees with the Issuing Lender, the Administrative Agent, the Co-Agents and the Lenders that the Issuing Lender, the Administrative Agent, the Co-Agents and the Lenders shall not be responsible for, and Borrower's reimbursement obligations under Section 2.6(d) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of Borrower against the beneficiary of any Letter of Credit or any such transferee. Neither the Issuing Lender, the Administrative Agent, the Co-Agents nor the Lenders shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Borrower agrees that any action taken or omitted by the Issuing Lender, the Administrative Agent, the Co-Agents or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and without gross negligence, shall be binding upon Borrower and shall not result in any liability on the part of the Issuing Lender, the Administrative Agent, the Co-Agents or any Lender to Borrower.

                 (i) The Issuing Lender shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Lender. The Issuing Lender shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

                 (j) As between Borrower, on the one hand, and the Administrative Agent, the Co-Agents and the Lenders, on the other, the provisions of this Agreement, to the extent in conflict with any provision of any Letter of Credit Documents, shall control.

               2.7 TERM; TERMINATION. This Agreement shall terminate upon the latest to occur of (a) the Termination Date; (b) the repayment and satisfaction of all Obligations (other than any unsecured surviving contingent indemnification obligations which survive the repayment of the Obligations in accordance with Section 12.2); and (c) the termination or expiration of all Letters of Credit (or the provision of cash collateral therefor in a manner which is reasonably acceptable to the Issuing Lender).

           2.8 PAYMENTS.

                 (a) Each payment by Borrower on the Loans shall be made prior to 1:00 p.m. (prevailing Eastern time) on the date due and shall be made without set-off or counterclaim to the Administrative Agent's account No. 9301035763 Ref: Corporate Staffing Resources maintained in the name of the Administrative Agent at The Chase Manhattan Bank (ABA #021 000
        021) or at such other place or places as the Administrative Agent may designate from time to time in writing to Borrower. Each such payment shall be in lawful currency of the United States of America and in immediately available funds. The Administrative Agent shall promptly remit to each Lender such Lender's share of any payment received by the Administrative Agent from Borrower.

                 (b) Each payment made by Borrower hereunder to the Issuing Lender, the Administrative Agent or any Lender shall either (i) be exempt from, and be made without reduction by reason of, any Tax or (ii) to the extent that any such payment shall be subject to any Tax, be accompanied by an additional payment by Borrower of such amount as may be necessary so that the net amount received by the Issuing Lender, the Administrative Agent and each Lender (after deducting all applicable Taxes) is the same as the Issuing Lender, the Administrative Agent and each such Lender would have received had such payment not been subject to such Tax. Upon any payment of Tax by Borrower,

        Borrower shall promptly (and in any event within thirty days) furnish to the Administrative Agent such tax receipts, certificates and other evidence of such payment as Borrower may have or the Administrative Agent, the Issuing Lender or any Lender may reasonably request. Each Lender hereby certifies to the Borrower that, as of the Closing Date, it is not subject to any Taxes which would require the making by Borrower of any payment under this Section.

                 (c) If the due date of any payment hereunder or under the Notes would otherwise fall on a day which is not a Business Day, then such payment shall be due on the next succeeding Business Day and interest shall be payable on the principal amount of such payment for the period of such extension. If the Administrative Agent has not received any payment due hereunder by the close of business on the date such payment is due, Borrower authorizes the Administrative Agent, at its option, to charge such payment as a Loan.

               2.9 PRO RATA TREATMENT. Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Sections 2.1 hereof shall be made from the Lenders and each payment of its Commitment Fee under
     Section 3.5 hereof and of the Letter of Credit fee under Section 3.6 hereof shall be made to the Administrative Agent for the account of the Lenders pro rata according to their respective Commitment Percentages; (b) each termination or reduction of the amount of the Commitments under Section
     2.11 hereof shall be applied to the Lenders, pro rata according to their respective Commitment Percentages; (c) the making, Conversion and Continuation of Loans of a particular type shall be made pro rata among the Lenders according to their respective Commitment Percentages; (d) each payment or prepayment of principal of Loans by Borrower shall be made for the account of the Lenders pro rata in accordance with their respective Commitment Percentages; provided, that if immediately prior to giving effect to any such payment in respect of any Loans the outstanding principal amount of the Loans shall not be held by the Lenders pro rata in accordance with their respective Commitment Percentages in effect at the time such Loans were made (by reason of a failure of a Lender to make a Loan hereunder in the circumstances described in the last paragraph of
     Section 12.8 hereof), then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable in the judgment of the Administrative Agent, in the outstanding principal amount of the Loans being held by the Lenders pro rata in accordance with their respective Commitment Percentages; and (e) each payment of interest on Loans by Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the Lenders.

           2.10 SHARING OF PAYMENTS, ETC.

                 (a) Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (but only when an Event of Default has occurred and remains continuing), to offset balances held by it for the account of Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any of such Lender's Loans or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and the Administrative Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof.

                 (b) If any Lender shall obtain from Borrower or any of its Subsidiaries payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Commitment Percentage of the principal of or interest on the Loans or such other amounts then due hereunder by Borrower or its Subsidiaries, it shall promptly notify the Administrative Agent of such payment and promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other the Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders; provided, that if at the time of such payment the outstanding principal amount of the Loans shall not be held by the Lenders in accordance with their respective Commitment Percentages in effect at the time such Loans were made (by reason of a failure of a Lender to make a Loan hereunder in the circumstances described in the last paragraph of Section 12.8 hereof), then such purchases of participations and/or direct interests shall be made in such manner as will result, as nearly as is practicable in the judgment of the Administrative Agent, in the outstanding principal amount of the Loans being held by the Lenders according to each Lender's Commitment Percentage. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

                 (c) Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

                 (d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower or of its Subsidiaries. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 2.10 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this
        Section 2.10 to share in the benefits of any recovery on such secured claim.

           2.11 PREPAYMENT; COMMITMENT REDUCTION AND TERMINATION.

                 (a) If, as of the last day of any calendar month (a "Month End Test"), Borrower is not in compliance with the terms of Sections 7.1 and
        7.2 then Borrower shall, within 45 days following such Month End Test, prepay the Loans (or shall provide cash collateral for Letters of Credit acceptable to the Issuing Lender) in the amount necessary to cause Borrower to be in pro forma compliance with such covenants.

                 (b) Subject to the other terms and conditions hereof, upon written notice to the Administrative Agent in accordance with Section 12.7, Borrower may, at any time, at its option and without premium or penalty, either terminate the Commitment or reduce the Commitment in integral multiples of $100,000, on the date specified in such notice, by paying to the Administrative Agent for the benefit of each Lender the accrued amount of the Commitment Fee applicable to the amount of the Commitment so reduced or terminated.

               (c) In no event may Borrower reduce the Commitment below the sum of (i) the principal amount of Loans outstanding hereunder and (ii) the Letter of Credit Obligations (unless, in connection with a termination of the entire Commitment, cash collateral for such Letter of Credit Obligations has been provided to the Issuing Lender in a manner which is reasonably acceptable to the Issuing Lender).

                 (d) The Commitment shall be automatically reduced to zero on the Maturity Date.

                 (e) The Commitment, once terminated or reduced, may not be reinstated or increased without the consent of all of the Lenders.

                 (f) Borrower may prepay the outstanding Loans, in whole or in part, as provided in Section 2.12, provided, however, that if Borrower prepays any Loan which is a Eurodollar Loan prior to the last day of the Interest Period applicable to such Eurodollar Loan, Borrower shall concurrently pay to the Lenders all amounts payable to the Lenders pursuant to Section 3.10 hereof.

           2.12 CERTAIN NOTICES; MINIMUM AMOUNTS.

                 (a) All notices given by Borrower to the Administrative Agent hereunder of terminations or reductions of the Commitment or of borrowings, Conversions, Continuations or prepayments of Loans hereunder shall either be oral, with prompt written confirmation, which may be by telecopy, or in writing, with such written confirmation or writing, in the case of a borrowing, to be substantially in the form of Exhibit C attached hereto (a "Notice of Borrowing"); shall be irrevocable; shall be effective only if received by the Administrative Agent prior to 11:30 a.m. (prevailing Eastern time) on a Business Day which is: (i) at least two Business days prior to the termination or any reduction of the Commitment, (ii) not later than the Business Day on which such Loan is to be made as, Converted to, or Continued as, a Base Rate Loan, (iii) at least three Business Days prior to the date such Loan is to be made as, Converted to, or Continued as, a Eurodollar Loan, or the prepayment of any Eurodollar Rate Loan, and (iv) not later than the date of any such prepayment, in the case of a prepayment of a Base Rate Loan. Each such notice to reduce the Commitment or to prepay the Loans shall specify the amount of the Commitment to be reduced or of the Loans to be prepaid and the date of such reduction or prepayment. Each such notice of borrowing, Conversion or Continuation shall specify: (1) the amount of such borrowing, Conversion or Continuation; (2) that the amount of the Loan to be made, Converted or Continued, when aggregated with all other Loans to be outstanding following the funding, Conversion or Continuation of such Loan, and all outstanding Letters of Credit, does not exceed the Commitment, (3) whether such Loan will be made, Converted or Continued as a Eurodollar Loan or as a Base Rate Loan, (4) the date such Loan is to be made, Converted or Continued (which shall be a Business Day and, if such Loan is to Convert or Continue a Eurodollar Loan then outstanding, shall not be prior to the last day of then current Interest Period for such outstanding Loan), and
        (5) if such Loan is a Eurodollar Loan, the duration of the Interest Period with respect thereto. If Borrower fails to specify the duration of the Interest Period for any Eurodollar Loan, Borrower shall instead be deemed to have requested that such Loan be made as, Converted to, or Continued, as a Base Rate Loan. If on the last day of the Interest Period of any Eurodollar Loan hereunder, the Administrative Agent has not received a timely notice hereunder to Convert, Continue or prepay such Loan, such Loan shall be converted to a Base Rate Loan.

                 (b) Except for mandatory prepayments made pursuant to Section 2.11(a) hereof, each borrowing, Conversion and partial prepayment of principal of Loans shall be in a minimum principal amount of $100,000 and shall be in an integral multiple of $100,000 (borrowings, Conversions or prepayments of or into Loans of different types or, in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, Conversions and prepayments for purposes of the foregoing, one for each type of Loan or Interest Period).

               2.13 SECURITY AND GUARANTEES. This Agreement, the Obligations hereunder and the Obligations under the other Loan Documents shall have the benefit of the Guarantees and the Pledge and Security Agreements, and shall be secured by the Liens granted by the other Loan Documents. Each of the Lenders shall be entitled to the ratable benefit of the Liens created by the Loan Documents to secure all Obligations under the Loan Documents owed to that Lender, provided that the Obligations owed to each Lender under Interest Hedge Agreements shall be entitled to the pari passu benefit of such Liens (in relation to the other Obligations) only to the extent of the Administrative Agent's standard risk assessment factor for such Interest Hedge Agreements, and shall be entitled to the subordinate benefit of such Liens to the extent of any excess.

           3. FEES AND INTEREST

              3.1 INTEREST.

                 (a) Unless the Default Rate applies, the average daily outstanding principal amount of the Obligations (other than Obligations representing the undrawn amount of outstanding Letters of Credit) shall bear interest from the date thereof until paid in full at the following rates:

                           (i) the outstanding principal amount of each
              Eurodollar Loan shall bear interest at a fixed rate of interest per annum equal to the Eurodollar Rate for the then current Interest Period for such Loan plus the applicable Eurodollar Spread calculated daily on the basis of a 360-day year and actual days elapsed;

                           (ii) the outstanding principal amount of each Base
              Rate Loan, Letter of Credit Obligations and all other sums payable by Borrower hereunder shall bear interest at a fluctuating rate per annum. equal to the Base Rate plus the applicable Base Rate Spread, calculated daily on the basis of a 360-day year and actual days elapsed; and

                           (iii) the amount of any payment of principal and, to
              the extent permitted by Applicable Law, interest or other amount payable hereunder which is not paid when due, shall bear interest at the Default Rate.

                 (b) Accrued interest shall be payable (i) in the case of Base Rate Loans, monthly on the last day of each month hereafter for the current month, commencing with the first such date following the Closing Date; (ii) in the case of a Eurodollar Loan, on the last day of each Interest Period, provided, however, that if any Interest Period in respect of a Eurodollar Loan is longer than three months, such interest prior to maturity shall be paid on the last Business Day of each three month interval within such Interest Period as well as on the last day of such Interest Period; (iii) in the case of any Eurodollar Loan, upon the prepayment thereof, (iv) in the case of any other sum payable hereunder as set forth elsewhere in this Agreement or, if not so set forth, on demand; and (v) in the case of interest payable at the Default Rate, on demand.

               3.2 INTEREST PERIOD. The Interest Period for any Eurodollar Loan shall commence on the date such Loan is made, Converted or Continued as specified in the notice delivered pursuant to Section 2.12 hereof applicable thereto and shall continue for a period of one, two, three or six months, as specified in such notice for such Eurodollar Loan. If Borrower fails to specify the duration of the Interest Period for any Eurodollar Loan in the notice therefor delivered pursuant to Section 2.12 hereof, such Loan shall instead be made or Converted, as appropriate, as a Base Rate Loan.

               3.3 LIMITATIONS ON INTEREST PERIODS. Borrower may not select any Interest Period for any Eurodollar Loan which extends beyond the Maturity Date. Notwithstanding any other provision hereof to the contrary, Borrower shall not have, in the aggregate for all Loans outstanding, more than five different Interest Periods at any given time during the term of this Agreement.

               3.4 CONVERSIONS AND CONTINUATIONS. So long as there then exists no Default or Event of Default hereunder, Borrower shall have the right, on any Business Day, from time to time, upon written notice in accordance with
     Section 2.12 hereof, to Convert Loans of one type to Loans of the other type and to Continue Loans of one type as Loans of the same type; provided that a Eurodollar Loan may not be Converted to a Base Rate Loan prior to the end of the Interest Period applicable thereto.

               3.5 COMMITMENT FEE. From the Closing Date, Borrower hereby agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the "Commitment Fee"), calculated on the basis of a 360-day year and actual days elapsed, equal to 0.50% per annum of the average daily amount of the Commitment not utilized for Loans or Letters of Credit, payable on the last Business Day of each calendar month following the Closing Date for that calendar month or portion thereof and on the Termination Date.

               3.6 LETTER OF CREDIT FEES. With respect to each Letter of Credit, Borrower shall pay the following fees to the Administrative Agent:

                 (a) a letter of credit fee equal to the then applicable Eurodollar Rate Spread per annum of the face amount of such Letter of Credit, payable monthly in arrears on the last Business Day of each calendar month for the portion of that calendar month in which such Letter of Credit was outstanding, which fee shall be for the ratable account of the Lenders in accordance with their Commitment Percentages.

                 (b) concurrently with the issuance of each Letter of Credit (and concurrently with each amendment thereto which increases the amount thereof), a letter of credit fee in an amount equal to the greater of
        (i) $500 or .125% of the face amount of such Letter of Credit (or in the case of any such amendment, of the increased amount thereof), in each case, for the sole account of the Issuing Lender, as a fronting fee.

     Each of the fees payable with respect to Letters of Credit under this
     Section is earned when due and is nonrefundable.

               3.7 ILLEGALITY. Notwithstanding any other provision of this Agreement to the contrary, in the event that it shall become unlawful for any Lender to obtain funds in the London interbank market or for such Lender to maintain a Eurodollar Loan, then such Lender shall promptly notify the Administrative Agent and Borrower whereupon, for the duration of such condition (a) the portion of that Eurodollar Loan to be made by the affected Lender shall instead be funded and treated as a Base Rate Loan, and (b) to the extent that the maintenance by such Lender of its portion of any outstanding Eurodollar Loan is illegal, then such portion shall commence to bear interest at the rate applicable to Base Rate Loans on the last day of the then applicable Interest Period or at such earlier time as may be required by Applicable Law.

               3.8 INABILITY TO DETERMINE EURODOLLAR RATE. In the event that the Administrative Agent determines (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the London interbank market, quotation of interest rates for the relevant deposits referred to in the definition of the "Eurodollar Rate" herein are not being provided in the relevant amounts or for the relevant maturities for the purpose of determining rates of interest for a Eurodollar Loan, the Administrative Agent will give notice of such determination to Borrower and each Lender at least one day prior to the date specified in such notice of borrowing, Conversion or Continuation for such Loan to be made. If any such notice is given, no Lender shall have any obligation to make available, maintain, Convert or Continue Eurodollar Loans. Until the earlier of the date any such notice has been withdrawn by the Administrative Agent or the date when the Administrative Agent, the Lenders and Borrower have mutually agreed upon an alternate method of determining the rates of interest payable on a Eurodollar Loan, as the case may be, Borrower shall not have the right to request any Eurodollar Loan.

           3.9 INCREASED COSTS AND REDUCED RETURN.

                 (a) If following the date hereof any event shall occur (whether in the form of a reserve requirement, exchange control regulations, governmental charges, compliance with any guideline or request from any central bank or other Governmental changes in the interbank eurodollar market or the position of any Lender in such market or otherwise) and the result of any such event is, in any Lender's reasonable judgment, to increase the costs which such Lender determines are attributable to its making or maintaining any Eurodollar Loan, or its obligation to make available any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender under this Agreement or the Note with respect to any Eurodollar Loan, then, within ten days after demand by such Lender, Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

                 (b) In addition to any amounts payable pursuant to Section 3.9
        (a), if any Lender shall have determined that the adoption following the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing or in the enforcement or interpretation or administration of any of the foregoing by any court or any central bank or other Governmental Authority charged with the enforcement or interpretation or administration thereof, or compliance by the Issuing Lender or any Lender (or any lending office of any Lender) or the Issuing Lender's or such Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) issued after the date hereof by any such authority, central bank or comparable agency, has the effect of reducing the rate of return on the Issuing Lender's or such Lender's capital or on the capital of the Issuing Lender's or such Lender's holding company, if any, as a consequence of its making or maintaining any Loan, its incurring any Letter of Credit Obligations, or its incurring any obligations under this Agreement to a level below that which the Issuing Lender or such Lender or the Issuing Lender's or such Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration the Issuing Lender's or such Lender's policies and the policies of the Issuing Lender's or such Lender's holding company with respect to capital adequacy) by an amount deemed by the Issuing Lender or such Lender to be material, then, upon demand by the Issuing Lender or such Lender, Borrower agrees to pay to the Issuing Lender or such Lender from time to time such additional amount or amounts as will compensate the Issuing Lender or such Lender or the Issuing Lender's or such Lender's holding company for any such reduction suffered. Borrower's obligations under this Section shall survive the termination of this Agreement and the repayment of the Obligations.

               3.10 BREAKAGE COSTS, ETC. Borrower hereby agrees to pay to the Administrative Agent, the Co-Agents and each Lender, and reimburse each such Person for, all losses or expenses which it may sustain or incur as a consequence of failure by Borrower to consummate any notice of prepayment, borrowing, Conversion or Continuation made by Borrower, including, without limitation, any such loss or expense arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain any Eurodollar Loan. Borrower hereby agrees to pay to the Administrative Agent, the Co-Agents and each Lender, and to reimburse each such Person for, any and all losses or expenses which it may sustain or incur as a consequence of prepayment of any Eurodollar Loan on other than the last day of the Interest Period for such Loan (including, without limitation, any prepayment pursuant to Section 2.11 or any Conversion of a Eurodollar Loan to a Base Rate Loan pursuant to Section 3.7). Borrower's obligations under this Section shall survive the termination of this Agreement and the repayment of the Obligations.

               3.11 NOTICE OF AMOUNTS PAYABLE TO THE LENDER. If the Administrative Agent, the Issuing Lender or any Lender shall seek payment of any amounts from Borrower pursuant to Sections 2.8(b), 3.9 or 3.10 hereof, it shall notify the Administrative Agent and Borrower of the amount payable by Borrower thereunder within three months following the date upon which it first becomes aware that any such amount is owing. A certificate of the Administrative Agent, the Issuing Lender or such Lender seeking payment pursuant to Sections 2.8(b), 3.9 or 3.10 hereof, setting forth in reasonable detail the factual basis for and the computation of the amounts specified, shall be presumptive evidence, absent manifest error, as to the amounts owed. Borrower's obligations under this Section shall survive the termination of this Agreement and the repayment of the Obligations.

               3.12 INTEREST SAVINGS CLAUSE. Nothing contained in this Agreement or in the Notes or in any Letter of Credit Documents or in any of the other Loan Documents shall be construed to permit any Lender to receive at any time interest, fees or other charges in excess of the amounts which such Lender is legally entitled to charge and receive under any law to which such interest, fees or charges are subject. In no contingency or event whatsoever shall the compensation payable to such Lender by Borrower, howsoever characterized or computed, hereunder or under the Note or under any other agreement or instrument evidencing or relating to the Obligations, exceed the highest rate permissible under any law to which such compensation is subject. There is no intention that any Lender shall contract for, charge or receive compensation in excess of the highest lawful rate, and, in the event it should be determined that any excess has been charged or received, then, ipso facto, such rate shall be reduced to the highest lawful rate so that no amounts shall be charged which are in excess thereof, and such Lender shall apply such excess against the Loans then outstanding (with such application being made first against the Base Rate Loans, to the extent thereof, second against the Eurodollar Loans, to the extent thereof, and then to any other Obligations hereunder) and, to the extent of any amounts remaining thereafter, refund such excess to Borrower.

           4. REPRESENTATIONS AND WARRANTIES

               In order to induce the Administrative Agent, the Co-Agents and the Lenders to enter into this Agreement and to make Loans and issue or cause the issuance of Letters of Credit hereunder, Borrower hereby makes the following representations and warranties to the Administrative Agent, the Co-Agents and the Lenders, which shall be true and correct in all material respects on the date hereof and (except to the extent that any such representation or warranty expressly relates to a particular date) shall continue to be true and correct in all material respects at the time of the making of each Loan and upon the issuance of each Letter of Credit:

               4.1 CORPORATE EXISTENCE AND QUALIFICATION. Borrower and its Subsidiaries are each corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Borrower and each of its Subsidiaries are duly qualified as foreign corporations and in good standing in each state wherein the conduct of their business or the ownership of their property requires such qualification, except where the failure to be so qualified and in good standing may not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, SCHEDULE 4.1 is a listing of each state where Borrower or any of its Subsidiaries are duly qualified as foreign corporations.

               4.2 CORPORATE AUTHORITY; VALID AND BINDING EFFECT. Borrower and each of its Subsidiaries have the corporate power and authority to execute, deliver and perform under this Agreement and the other Loan Documents to which it is a party, and to borrow and incur the other Obligations, and each such party has taken all necessary and appropriate corporate action to authorize the execution, delivery and performance of this Agreement and such other Loan Documents to which it is a party. This Agreement and the other Loan Documents to which Borrower and its Subsidiaries are a party constitute the valid and legally binding obligations of each such party, enforceable against them in accordance with their respective terms; except that enforceability may be limited by bankruptcy, insolvency and other laws affecting creditor's rights generally and except that the availability of certain remedies may be limited by general principles of equity.

               4.3 NO CONFLICT. The execution, delivery and performance by Borrower and its Subsidiaries of this Agreement and the other Loan Documents to which it is a party (a) are not in contravention of any provisions of Applicable Law applicable to Borrower or its Subsidiaries;
     (b) will not violate or result in a default under any agreement or indenture to which Borrower or its Subsidiaries is a party or by which Borrower or its Subsidiaries is bound; (c) do not contravene the Articles of

     Incorporation or By-laws of Borrower or its Subsidiaries; and (d) will not result in or require the creation or imposition of any Lien on any of the property or assets of Borrower or any of its Subsidiaries other than Liens in favor of the Administrative Agent under the Loan Documents.

               4.4 GOVERNMENTAL ACTION. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and its Subsidiaries do not require any registration with, consent or approval of, or any notice to, or other action to, with or by any Governmental Authority except (a) filings, consent or notices which have been obtained and a copy thereof furnished to each Lender; and (b) filings necessary to perfect the Liens granted by this Agreement and the Loan Documents.

               4.5 NO LITIGATION. Except as set forth on SCHEDULE 4.5 hereto, as of the Closing Date there are no proceedings pending or threatened against Borrower or any of its Subsidiaries before or by any court or administrative agency.

               4.6 SOLVENCY. As of the Closing Date and as of the date hereof, after giving effect to the execution and delivery of this Agreement and the other Loan Documents, the consummation of the transactions contemplated hereby and thereby and the making of each Loan and Letter of Credit hereunder, Borrower and each of its Subsidiaries are Solvent.

               4.7 TAXES. Borrower and each of its Subsidiaries have filed all federal, state, local and foreign tax returns, reports and estimates which are required to be filed by it and all taxes (including penalties and interest, if any) shown on such returns, reports and estimates as being due and payable or which are otherwise due and payable have been fully paid (other than taxes contested in good faith by appropriate proceedings diligently pursued and as to which appropriate reserves have been established and maintained in conformity with GAAP). Such tax returns properly and correctly reflect, in all material respects, the income and taxes of Borrower or such Subsidiary for the periods covered thereby. The federal tax identification number of Borrower and each of its Subsidiaries is set forth on SCHEDULE 4.7 attached hereto.

           4.8 FINANCIAL INFORMATION.

                 (a) As of the date hereof, Borrower has provided the Lenders with the audited consolidated financial statements of Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 1996, including consolidated balance sheets, consolidated income statements and consolidated statements of cash flow. Such financial statements have been prepared in accordance with GAAP and fairly present, as of the date thereof and for the periods covered thereby the financial position and results of operations of Borrower and its Subsidiaries. The Lenders hereby waive the failure of Borrower to deliver its audited annual financial statements for its 1997 Fiscal Year on a timely basis pursuant to the terms of the Existing Loan Agreement, provided this waiver shall not be construed in derogation of Section 5.2(b).

                  (b) As of the date hereof, the forecasted financial statements of Borrower and its Subsidiaries, consisting of balance sheets, income statements and cash flow statements for Borrower and its Subsidiaries, and the projected schedules of excess availability, giving effect to the consummation of the transactions contemplated by this Agreement covering the four-year period commencing on the date hereof, prepared on an annual basis and attached hereto as Schedule
           4.8 (the "Projections"): (i) are based on reasonable estimates and assumptions; and (ii) reflected, as of the date prepared, and continue to reflect, as of the date of this Agreement, the reasonable estimate of Borrower of the results of operations and other matters projected therein for the periods covered thereby, it being understood that the Projections are subject to the uncertainty inherent in all financial forecasts, and do not constitute a representation or warranty that the results and other matters projected therein will in fact be achieved.

             4.9 TITLE TO ASSETS. Borrower and each of its Subsidiaries has good and marketable title to and ownership of the Collateral and all of its other assets, free and clear of any and all Liens whatsoever except for Permitted Liens.

             4.10 VIOLATIONS OF LAW. Neither Borrower nor any of its Subsidiaries is in violation of any applicable statute, rule, regulation or ordinance of any Governmental Authority, the violation of which may be reasonably expected to have a Material Adverse Effect.

             4.11 ERISA. Except as disclosed on SCHEDULE 4.11 attached hereto and incorporated herein by reference:

                  (a) Identification of Plans. Neither Borrower nor any ERISA Affiliate maintains or contributes to, or has maintained or contributed to, any Plan or Multiemployer Plan that is subject to regulation by Title IV of ERISA;

                  (b) Compliance. Each Plan has at all times been maintained, by its terms and in operation, in accordance with all Applicable Laws; except for such noncompliance (when taken as a whole) that may not reasonably be expected to have a Material Adverse Effect;

                 (c) Liabilities. Neither Borrower nor any ERISA Affiliate is currently or, to the best knowledge of Borrower or any ERISA Affiliate, will become subject to any liability (including withdrawal liability), tax or penalty whatsoever to any person whomsoever with respect to any Plan, including, but not limited to, any tax, penalty or liability arising under Title I or Title IV of ERISA or Chapter 43 of the Code, except such liabilities (when taken as a whole) which may not reasonably be expected to have a Material Adverse Effect;

                 (d) Funding. Except where the same may not reasonably be expected to have a Material Adverse Effect, Borrower and each ERISA Affiliate has made full and timely payment of (i) all amounts required to be contributed under the terms of each Plan and Applicable Law and (ii) all material amounts required to be paid as expenses of each Plan. No Plan has any "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA); and

                 (e) Insolvency; Reorganization. No Plan is insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA).

             4.12 ENVIRONMENTAL LAWS. Except as to any matter which does not have and may not reasonably be expected to have a Material Adverse Effect:

                 (a) Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations, if any, which are required under Environmental Laws for the operation of Borrower's and its Subsidiaries' business and Borrower and each of its Subsidiaries are in compliance with all terms and conditions of required permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, notifications, schedules and timetables contained in the Environmental Laws;

                 (b) Neither Borrower nor any of its Subsidiaries is aware of or has received notice of, the disposal or release or presence of Hazardous Substances on any of its properties, or of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance on the part of Borrower or any such Subsidiary with Environmental Laws, or may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, Lien, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance;

                  (c) All assets of Borrower and its Subsidiaries are free from Hazardous Substances except for Hazardous Substances used, maintained or handled by Borrower or such Subsidiary in the ordinary course of business and the use and disposal of any and all such Hazardous Substances is effected by Borrower or such Subsidiary in compliance with all applicable Environmental Laws; and

                  (d) There is not pending or threatened against Borrower or any of its Subsidiaries and neither Borrower nor any of its Subsidiaries knows of any facts or circumstances that might give rise to, any civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, environmental Lien, investigation, or proceeding relating in any way to Environmental Laws.

            4.13 MARGIN STOCK. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for buying or carrying Margin Stock, and no part of the proceeds of any Loan shall be used, directly or indirectly, to purchase or carry Margin Stock.

            4.14 NO DEFAULT. No Default or Event of Default has occurred and remains continuing.

            4.15 CHIEF EXECUTIVE OFFICE; COLLATERAL LOCATIONS. As of the date hereof Borrower's and each of its Subsidiaries' principal place of business, chief executive office and location of its books and records is set forth on
SCHEDULE 4.15 attached hereto and neither Borrower, any of its Subsidiaries nor any of their respective predecessors has had any other chief executive office or principal place of business except as set forth on SCHEDULE 4.15 during the five
(5) years immediately preceding the date hereof.  As of the date hereof,
SCHEDULE 4.15 attached hereto and incorporated herein by reference sets forth a true, correct and complete list of all places of business and all locations at which any Collateral is located.

             4.16 CORPORATE AND TRADE OR FICTITIOUS NAMES. As of the Closing Date, except as set forth on SCHEDULE 4.16 hereof, during the five (5) years immediately preceding the date of this Agreement, neither Borrower, any of its Subsidiaries, nor any of their respective predecessors has been known as or used any corporate, trade or fictitious name other than its current corporate or individual name as such name is set forth in this Agreement.

             4.17 ADEQUACY OF INTANGIBLE ASSETS. Borrower and each of its Subsidiaries possesses all intellectual property licenses, patents, patent applications, copyrights, Trademarks, Trademark Licenses, trademark applications, and trade names and, as of the date hereof, all governmental registrations and licenses reasonably necessary to continue to conduct its business as heretofore conducted by it, and all such intellectual property licenses, patents, patent applications, copyrights, Trademarks, Trademark Licenses, trademark applications, trade names, licenses and registrations which have been registered with any Governmental Authority are listed on SCHEDULE 4.17 hereto.

             4.18 INVESTMENT PROPERTY. As of the date hereof, SCHEDULE 4.18 is a complete list of all Subsidiaries, Investment Property and other Investments in any Person, including but not limited to, all interests in any partnership or joint venture. As of the date hereof, except as otherwise disclosed on SCHEDULE 4.18, all shares of stock in any corporation held by Borrower or any of its Subsidiaries are evidenced by stock certificates issued in the name of Borrower or such Subsidiary and all other Investment Property of Borrower or any Subsidiary is held directly in the name of Borrower or such Subsidiary and is not held in any brokerage or similar account, in the name of any financial institution or in any nominee name.

             4.19 INDEBTEDNESS. SCHEDULE 4.19 hereto is a complete and correct list, as of the date hereof, of each credit agreement, loan agreement, indenture, note purchase agreement, Guarantee, Interest Hedge Agreement or other arrangement providing for or otherwise relating to any Indebtedness to, or Guarantee by, Borrower or any of its Subsidiaries (other than Indebtedness inadvertently omitted from that Schedule in an aggregate principal amount which does not exceed $100,000) and the aggregate principal or face amount outstanding as of the date hereof or which may become outstanding under each such arrangement is correctly described in said SCHEDULE 4.19. Neither Borrower nor its Subsidiaries has any such Indebtedness other than as set forth on SCHEDULE
4.19 or as permitted by Section 6.2 hereof.

             4.20 EXISTING LIENS. SCHEDULE 4.20 hereto is a complete and correct list, as of the date hereof, of each Lien existing on the date hereof securing

Indebtedness of Borrower or any of its Subsidiaries and the aggregate principal amount of such Indebtedness secured by each such Lien is correctly described in such SCHEDULE 4.20.

             4.21 BROKER'S OR FINDER'S FEES. Except for fees to Hal Bibee in the amount of $300,000, no broker's or finder's fees or commissions have been incurred or will be payable by Borrower or any of its Subsidiaries to any Person in connection with the transactions to occur on the Closing Date or the date hereof contemplated by this Agreement.

             4.22 REGULATORY MATTERS. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act or any other federal or state statute or regulation which limits its ability to incur Indebtedness or its ability to consummate the transactions contemplated hereby.

             4.23 DISCLOSURE. Neither this Agreement nor any other instrument, document, agreement, financial statement or certificate furnished to the Administrative Agent, the Co-Agents or any Lender by or on behalf of Borrower or any of its Subsidiaries in connection herewith contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             4.24 EMPLOYEE MATTERS. As of the date hereof, there is no strike or work stoppage in existence or threatened against or by any employees of Borrower or its Subsidiaries. As of each subsequent date, there is no strike or work stoppage in existence involving fifteen percent or more of the total workforce of Borrower and its Subsidiaries.

     4.25 WITHHOLDING AND OTHER TAXES. Borrower and its Subsidiaries have properly withheld and currently paid all applicable federal and state unemployment taxes and other federal and state taxes payable with respect to the income of their employees (including without limitation, all taxes and other amounts withheld pursuant to their employees' IRS form W-4, all social security, all Federal Insurance Contribution Act ("FICA") contributions and all Federal Unemployment Tax Act contributions), and have currently paid all workers compensation insurance, disability and insurance benefits properly payable with respect to their employees, other than immaterial amounts not paid through oversight and promptly corrected.

             4.26 DEPOSIT ACCOUNTS. Each deposit, brokerage or similar account maintained by Borrower or its Subsidiaries is described on SCHEDULE 4.26 or has been disclosed in writing to the Administrative Agent.

             4.27 MATERIAL CONTRACTS.   As of the date hereof, SCHEDULE 4.27
lists each material instrument, document and agreement to which Borrower or any of its Subsidiaries are party to purchase or sell products having a value in excess of $100,000 or calling for performance of services having a value in excess of $100,000 per annum, other than routine purchase orders in the ordinary course of the business of Borrower and its Subsidiaries.


         5. AFFIRMATIVE COVENANTS

            Borrower hereby covenants to the Administrative Agent, the Co-Agents, the Issuing Lender and the Lenders that from and after the date hereof, and until the termination of this Agreement in accordance with Section
2.7 hereof, unless the Majority Lenders otherwise consent in writing, Borrower shall, and shall cause each of its Subsidiaries to:

            5.1 RECORDS RESPECTING COLLATERAL; LOCKBOX OR BLOCKED ACCOUNT ARRANGEMENTS. Keep all records with respect to the Collateral at its respective office set forth on SCHEDULE 4.15 hereof and not remove such records from such addresses without the prior written consent of the Co-Agents and, upon request of the Co-Agents or the Majority Lenders, enter into such lockbox or blocked account arrangement with respect to its deposit accounts and the collection of the Accounts and execute and deliver such documents in connection therewith as the Co-Agents or the Majority Lenders may reasonably require, provided that such arrangements shall permit Borrower and its Subsidiaries to withdraw, direct the disbursement of, and exercise sole dominion and control over, any and all of their cash and Cash Equivalents except as otherwise directed by the Administrative Agent (with the consent of the Majority Lenders) at any time when an Event of Default has occurred and remains continuing, with any notice thereof by the Administrative Agent to the depositary to be conclusive upon the depositary.

            5.2 REPORTING REQUIREMENTS. Furnish or cause to be furnished to the Co-Agents and each Lender:

                (a) As soon as practicable, and in any event within thirty days after the end of each month (except in the case of December, with respect to which forty five days shall be allowed), interim unaudited consolidated and consolidating financial statements of Borrower and its Subsidiaries, for Borrower and its consolidated Subsidiaries, including a balance sheet, income statements and statements of cash flow, for the month and year-to-date period then ended, prepared in accordance with GAAP (subject to the absence of footnotes and year end adjustments allowed by GAAP) and certified by the chief financial officer of Borrower, together with a comparison of such financial statements to budget and the financial statements for the prior year, together with a narrative management discussion and analysis of such financial results;

                  (b) Not later than May 20, 1998 (with respect to Borrower's Fiscal Year 1997), and as soon as available, and in any event within ninety days after the end of each subsequent Fiscal Year, audited consolidated annual financial statements of Borrower and its consolidated Subsidiaries, including consolidated balance sheets, consolidated income statements and consolidated statements of cash flow for the Fiscal Year then ended, prepared in accordance with GAAP, in comparative form and accompanied by the unqualified opinion of a nationally recognized firm of independent certified public accountants retained by Borrower and its Subsidiaries;

                  (c) Together with the financial statements referred to in clauses (a) and (b) above, (i) a compliance certificate of the chief financial officer of Borrower, in substantially the form of Exhibit D hereto (the "Compliance Certificate"), setting forth the calculations for determining compliance with the financial covenants set forth in
           Article 7 hereof and certifying that such calculations are true and accurate and that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto;

                  (d) Together with the financial statements described in clause
           (a) above, a summary accounts receivable aging as of the date of such financial statements, showing separately for Borrower and each Subsidiary, in summary form, the aggregate dollar value of the Accounts of each and indicating the aggregate value of the Accounts that are past due and whether such Accounts are thirty, sixty or ninety or more days past due and containing such other information regarding such Accounts as the Co-Agents or the Majority Lenders may request, all as of the last day of the preceding month (and, if requested by either Co-Agent not more often than once each calendar quarter, a full aging of accounts receivable by customer);

                  (e) As soon as practicable, and in any event within thirty days after the end of each calendar quarter, a report showing profitability by each branch office of Borrower and its Subsidiaries;

                  (f) Within 15 days after the sending or filing thereof, as the case may be, copies of any definitive proxy statements, financial statements or reports which Borrower sends to its shareholders and copies of any regular periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission (or any Governmental Authority substituted therefor), including, but not limited to, all Form 10-K and Form 10-Q reports, if any, or any report or registration statement which Borrower files with any national securities exchange;

                  (g) At least fifteen Business Days prior to the time any consent by the Majority Lenders or the Co-Agents will be necessary, Borrower shall furnish to the Co-Agents and the Lenders all pertinent information regarding any proposed Acquisition which is reasonably necessary or appropriate to permit the Lenders to evaluate whether such proposed is a Permitted Acquisition in a manner consistent with prudent banking standards;

                  (h) At least fifteen days prior to the end of each Fiscal Year, a consolidating budget and projection for the coming Fiscal Year, in form and detail reasonably satisfactory to the Administrative Agent;

                  (i) At least 10 days prior to the beginning of each Pricing Period, a pricing certificate in a form reasonably acceptable to the Administrative Agent setting forth the Senior Funded Debt to EBITDA Ratio as of the immediately preceding Test Date; and

                  (j) Such other information respecting the condition or operations, financial or otherwise, of Borrower and its Subsidiaries as any the Lenders may from time to time reasonably request.

                  (k) As soon as practicable, and in any event within thirty days after the end of each Fiscal Quarter, (a) a report of Earn-Out payments theretofore made in Borrower's Fiscal Year to date, and (b) updates to the projections delivered pursuant to clause (e) of the definition of "Permitted Acquisition" showing the amount of Earn-Outs reasonably projected to be payable by Borrower and its Subsidiaries with respect to each Acquired Business. Each such projection and calculation shall be certified by the chief financial officer of Borrower and shall be reasonably acceptable to the Majority Lenders.

               5.3 TAX RETURNS. File all federal, state and local tax returns and other reports that Borrower and its Subsidiaries are required by law to file, maintain adequate reserves for the payment of all taxes, assessments, governmental charges and levies imposed upon its income, or its profits, or upon any property belonging to it, and pay and discharge all such taxes, assessments, governmental charges and levies prior to the date on which penalties attach thereto, except where the same may be contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.

               5.4 COMPLIANCE WITH LAWS. Comply with all laws, statutes, rules, regulations and ordinances of any Governmental Authority applicable to Borrower or its Subsidiaries, including, without limitation, any such laws, statutes, rules, regulations or ordinances regarding the collection, payment, and deposit of employees' income, unemployment, and Social Security taxes and with respect to pension liabilities, the violation of which may reasonably be expected to have a Material Adverse Effect.

               5.5 ENVIRONMENTAL LAWS. Comply with all Environmental Laws, the violation of which may reasonably be expected to have a Material Adverse Effect, and, in the event of any "release" or "threatened release" of any Hazardous Substance onto, at or under the property of Borrower or any of its Subsidiaries which requires or may require notification, response, assessment, investigation or remedial action pursuant to any Environmental Law, notify the Lenders and all appropriate Governmental Authorities thereof, and proceed with due diligence and, at the cost and expense of Borrower or such Subsidiary, to respond appropriately, in material compliance with the requirements of the Environmental Laws.

               5.6 ERISA.  Cause itself and each of its ERISA Affiliates to:

                   (a) At all times make prompt payment of contributions required to meet the minimum funding standards set forth in Sections 302 and 305 of ERISA with respect to each Plan and otherwise comply with ERISA and all rules and regulations promulgated thereunder;

                   (b) Promptly after the occurrence thereof with respect to any Plan, or any trust established thereunder, notify the Administrative Agent and the Lenders of (i) a "reportable event" described in
           Section 4043 of ERISA and
           the regulations issued from time to time thereunder (other than a "reportable event" not subject to the provisions for 30-day notice to the PBGC under such regulations), or (ii) any other event which could subject Borrower or any ERISA Affiliate to any material tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Code;

                  (c) At the same time and in the same manner as such notice must be provided to the PBGC, or to a Plan participant, beneficiary or alternative payee, give the Administrative Agent and the Lenders any notice required under Section 101(d), 302(f)(4), 303, 307, 4041(b)(1)(A) or 4041(c)(1)(A) or ERISA or under Section 401(a)(29)
           or 412 of the Code with respect to any Plan;

                  (d) Furnish to the Lenders, promptly upon the request of any Lender, (i) true and complete copies of any and all documents, government reports and determination or opinion letters for any Plan; and (ii) a current statement of withdrawal liability, if any, for each Multiemployer Plan; and

                  (e) Furnish to the Lenders, promptly upon the request of any Lender therefor, such additional information concerning any Plan as may be reasonably requested.

             5.7 BOOKS AND RECORDS. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions.

             5.8 NOTIFICATIONS TO THE ADMINISTRATIVE AGENT, THE CO-AGENTS AND THE LENDERS. Notify the Administrative Agent, the Co-Agents and the Lenders promptly by telephone (with each such notice to be confirmed in writing within ten Business Days): (a) upon any Senior Officer of Borrower or its Subsidiary learning of any litigation affecting Borrower or any of its Subsidiaries claiming damages of $500,000 or more, individually or when aggregated with other litigation pending against Borrower or any of its Subsidiaries, in excess of the amount covered by insurance, and of the threat or institution of any suit or administrative proceeding against Borrower or any of its Subsidiaries which may reasonably be expected to have a Material Adverse Effect (and, in any such event Borrower and its Subsidiaries shall establish such reasonable reserves with respect thereto as are required by GAAP); (b) upon occurrence thereof, of any Default or Event of Default hereunder; (c) upon any Senior Officer of Borrower or its Subsidiaries learning of the occurrence thereof, of any event or condition which may reasonably be expected to have a Material

Adverse Effect; and (d) upon any Senior Officer of Borrower or its Subsidiaries learning of the occurrence thereof, of Borrower's or any of its Subsidiaries' default under (i) any note, indenture, loan agreement, mortgage, lease, deed or other similar agreement relating to any Indebtedness of Borrower or such Subsidiary which is in an amount which is in excess of $100,000 or (ii) any other instrument, document or agreement to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries or any of their respective properties is bound, the default of which may reasonably be expected to have a Material Adverse Effect.

              5.9 INSURANCE.

                  (a) Keep all of its property insured by insurance companies having A.M. Best ratings of not less than A- which are licensed to do business in all jurisdictions in which the Collateral is located against loss or damage by fire or other risk usually insured against under extended coverage endorsement and theft, burglary, and pilferage, together with such other hazards as the Majority Lenders may reasonably from time to time request, in amounts satisfactory to the Majority Lenders and naming the Administrative Agent, for the benefit of the Administrative Agent, the Co-Agents and the Lenders, as loss payee thereon pursuant to a loss payee clause satisfactory to the Co-Agents;

                  (b) Maintain at all times liability insurance coverage against such risks and in such amounts as are customarily maintained by others in similar businesses, such insurance to be carried by insurance companies having A.M. Best ratings of not less than A-which are licensed to do business in the states in which Borrower and its Subsidiaries conduct business, including without limitation statutory limits of worker's compensation insurance including employer's liability to the extent required by Applicable Law; and

                  (c) Deliver certificates of insurance for such policy or policies to the Administrative Agent, containing endorsements, in form satisfactory to the Lenders, providing that the insurance shall not be cancelable, except upon thirty days' prior written notice to the Administrative Agent. In the event of any termination or notice of nonpayment by any insurer with respect to any policy or any lapse in the coverage thereunder, Borrower shall cause such insurer to give prompt written notice to the Administrative Agent of the occurrence of such termination, nonpayment or lapse.

             5.10 MAINTENANCE OF INTELLECTUAL PROPERTY. Keep all General Intangibles in full force and effect except where the failure to do so may not reasonably be expected to have a Material Adverse Effect.

             5.11 PRESERVATION OF CORPORATE EXISTENCE. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each instance to the extent necessary in view of its business and operations or the ownership of its properties.

             5.12 ADDITIONAL DOCUMENTS. Upon formation or Acquisition by Borrower or any Subsidiary of Borrower of any new Subsidiary, deliver, or cause to be delivered to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, each in form and substance satisfactory to the Co-Agents, a Guarantee, Pledge and Security Agreement and Drop-Down Note and Drop Down Note Pledge and Security Agreement executed by such new Subsidiary, and 100% of the issued and outstanding capital stock of such new Subsidiary in pledge to the Administrative Agent to secure the Obligations, together with all other instruments, documents or agreements reasonably necessary or desirable to create, evidence or perfect a lien on or security interest in favor of the Administrative Agent, for the benefit of the Administrative Agent, the Co-Agents, the Issuing Lender and the Lenders, in the personal property assets of such new Subsidiary (and, where required by Section 5.14, the other assets thereof) and/or to reaffirm the Obligations of Borrower and its Subsidiaries.

             5.13 INSPECTION RIGHTS. Upon reasonable notice, at any time during regular business hours and as often as requested (but not so as to materially interfere with the business of Borrower and its Subsidiaries), permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof (a) to examine, audit and make copies and abstracts from the records and books of account of Borrower and its Subsidiaries, (b) to visit and inspect the Properties of Borrower and its Subsidiaries, and (c) to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers, key employees, accountants and customers; and, upon request, furnish promptly to the Administrative Agent or any Lender true copies of all financial information made available to the senior management of Borrower.

             5.14 ADDITIONAL COLLATERAL AND GUARANTEES. Upon the acquisition after the Closing Date by Borrower and its Subsidiaries of any real property or tangible personal property having an aggregate value in excess of $500,000 grant to the Administrative Agent first priority Liens thereon upon request of the Majority Lenders.

             5.15 INTEREST HEDGE AGREEMENTS. On or prior to September 30, 1998, Borrower shall enter into Interest Hedge Agreements reasonably acceptable to the Administrative Agent covering not less than $11,000,000 of the principal Indebtedness evidenced by this Agreement (as set forth in the Projections) for a period of three years from such date, and against changes in market interest rates of 150 basis points or more. Borrower hereby agrees it they shall provide the Co-Agents with the identity of any proposed provider of any such Interest Hedge Agreement and the price at which Borrower proposes to enter into such Interest Hedge Agreement with that provider, and that it shall instead enter into a similar Interest Hedge Agreement with the Co-Agents (at their option ratably or with either willing Co-Agent) if the price proposed by the Co-Agents or willing Co-Agent is not greater than that proposed by the alternative provider.

             6. NEGATIVE COVENANTS

                Borrower hereby covenants with the Administrative Agent, the Co-Agents, the Issuing Lender and the Lenders that from and after the date hereof and until the termination of this Agreement in accordance with Section
2.7 hereof, without the prior written consent of the Majority Lenders, Borrower shall not, and shall not permit any of its Subsidiaries to:

              6.1 LIENS. Create, incur, assume, or suffer to exist any Lien of any kind in any of the Collateral or their other assets other than Permitted Liens, or grant any covenant to any Person prohibiting the granting of any Lien in favor of the Administrative Agent and the Lenders, except:

                  (a) Purchase money Liens and Capital Lease Obligations with respect to tangible personal property securing Indebtedness permitted under Section 6.2(c); and

                  (b) Liens outstanding against tangible personal property acquired in a Permitted Acquisition and not granted in contemplation of the Acquisition securing Indebtedness permitted under Section 6.2(c).

              6.2 INDEBTEDNESS AND EARN-OUTS. Incur, assume, or suffer to exist any Indebtedness or Earn-Outs except for (a) the Obligations; (b) Indebtedness existing on the Closing Date and listed on SCHEDULE 4.20 (or not so listed out of inadvertence provided that the aggregate amount thereof does not exceed $100,000) and refinancings thereof provided that the amount thereof does not exceed the amount so refinanced; (c) Capital Lease Obligations in an amount which is not in excess of $2,000,000, in aggregate, the incurrence of which does not cause a pro forma violation of Sections 7.1 or 7.2, (d) other purchase money Indebtedness or unsecured Indebtedness (including the amount of Projected Earn-Outs for all Earn-Outs which are not subject to a Subordination Agreement) in an aggregate principal amount which does not exceed $2,000,000; (e) Earn-Outs associated with the acquisition by Borrower of NPS of Atlanta, Inc. and Intranational Computer Consultants, Inc. (as described in the acquisition agreements therefor in existence as of February 23, 1998, and March 2, 1998 but without any later increase to such Earn-Outs), (f) Subordinated Obligations incurred when no Default or Event of Default exists, and (g) Earn-Outs which are subject to Subordination Agreements.

         6.3 ASSET SALES. Sell, lease, transfer or otherwise dispose of any or all of the Collateral or any interest therein or any of their other assets other than (a) the sale of Inventory in the ordinary course of business; (b) the sale of Cash Equivalents in the ordinary course of business, and (c) the sale of other assets having an aggregate value in excess of $1,000,000 during any Fiscal Year.

         6.4 GUARANTIES. Guarantee the obligations of any other Person (other than the obligations of Borrower or any of its wholly-owned Subsidiaries) except by endorsement of negotiable instruments for deposit or collection and similar transactions in the ordinary course of business.

         6.5 INVESTMENTS AND ACQUISITIONS. Make or suffer to exist any Investment or Acquisitions except:

              (a)  Investments existing as of the date hereof and disclosed on
     SCHEDULE 4.19;

              (b) Investments in Subsidiaries made pursuant to the Drop-Down Notes;

              (c)  Permitted Acquisitions;

              (d)  Interest Hedge Agreements with respect to the Obligations;

              (e) other Investments which do not exceed $2,000,000, in the aggregate, outstanding at any time; and

              (f)  Investments in Cash Equivalents.

         6.6 PROHIBITION OF FUNDAMENTAL CHANGES. Enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or make any substantial change in the basic type of business conducted by Borrower and its Subsidiaries as of the date hereof except that:

              (a) Borrower or any of its Subsidiaries may merge or consolidate with any Person to consummate any Permitted Acquisition permitted by
     Section 6.5 hereof, provided, however, that (i) Borrower or such Subsidiary is the corporation surviving such merger or consolidation and (ii) there then exists no Default or Event of Default nor any event or conditions which, with the consummation of such merger, would constitute a Default or Event of Default.

              (b) any Subsidiary of Borrower may be merged or consolidated with or into: (i) Borrower if Borrower shall be the continuing or surviving corporation; or (ii) any other Person to consummate an Acquisition permitted by Section 6.5 hereof, provided that, after giving effect to such merger or consolidation, the Person surviving the merger or consolidation is a wholly-owned Subsidiary of Borrower; or (iii) any other Subsidiary; provided that if any such transaction shall be between a Subsidiary and a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving corporation.

         6.7  FISCAL YEAR.  Change its fiscal year end from December 31, unless
(a) as promptly as practicable and in any event at least 30 days prior to such change, Borrower provides written notice of such change to the Lenders, and (b) Borrower, with the consent of all of the Lenders, enters into such amendments hereto as the Majority Lenders reasonably request to accommodate such change prior to the effective date thereof.

         6.8  ERISA.

              (a) At any time, maintain, or be or become obligated to contribute on behalf of its employees to, any "employee pension benefit plan" that is subject to Title IV of ERISA other than those Plans disclosed in SCHEDULE 4.11 and Multiemployer Plans to which Borrower or any of its Subsidiaries becomes obligated to contribute pursuant to the terms of a collective bargaining agreement.

         (b)  At any time, permit any Plan to:

                  (i) engage in any non-exempt "prohibited transaction", as such term is defined in Section 4975 of the Code;

                  (ii) incur any material "accumulated funding deficiency", as that term is defined in Section 302 of ERISA; or

                  (iii) suffer a Termination Event to occur which may reasonably be expected to result in liability of Borrower or any ERISA Affiliate thereof to the Plan or to the PBGC or the imposition of a Lien on the property of Borrower or any ERISA Affiliate thereof pursuant to Section 4068 of ERISA.

         (c) Fail, upon a Senior Officer of Borrower becoming aware thereof, promptly to notify the Administrative Agent of the occurrence of any "reportable event" (as defined in Section 4043 of ERISA) or of any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) with respect to any Plan described in SCHEDULE 4.11 or any trust created thereunder.

         (d) At any time, permit any Plan described in SCHEDULE 4.11 to fail to comply with ERISA or other Applicable Laws in any respect that could result in a significant liability to Borrower or any of its Subsidiaries.

         6.9 RELOCATIONS; USE OF NAME. Relocate its executive offices, open new places of business or relocate existing places of business, maintain any Collateral or records with respect to Collateral at any other locations than those locations presently kept or maintained, as set forth on SCHEDULE 4.15 hereto, or use any corporate name (other than its own) or any fictitious name except, in each case, upon thirty days prior written notice to the Administrative Agent and after the delivery to the Administrative Agent of financing statements in form satisfactory to the Majority Lenders.

         6.10 ARM'S-LENGTH TRANSACTIONS. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service or the payment of management or other service fees, with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to the Administrative Agent, the Co-Agents and the Lenders in writing and which are no less favorable to Borrower and its Subsidiaries than those which would prevail in a comparable arm's-length transaction with a Person not an Affiliate.

         6.11 HOSTILE TENDER OFFERS. Make any offer to purchase or acquire, or consummate a purchase or acquisition of, 5% or more of the Capital Stock of any corporation or other business entity if the board of directors or management of such corporation or business entity has notified Borrower or its Subsidiaries that it opposes such offer or purchase.

         6.12 PURE HOLDING COMPANY. Permit Borrower to own any material Property other than the Capital Stock of its Subsidiaries, the Drop-Down Notes, other passive Investments, and other immaterial assets not associated with the conduct of an operating business.

         6.13 ISSUANCE OF SUBORDINATED OBLIGATIONS AND EARN-OUTS. Fail to provide to the Lenders, not less than 15 Business Days prior to (a) the issuance of any Subordinated Obligations which will or may require any cash payment of principal or interest prior to the Maturity Date (including any Earn-Outs which are contractually subordinated to the Obligations pursuant to a Subordination Agreement (or in another manner acceptable to the Majority Lenders)), (b) any amendment to any such Subordinated Obligations providing for any such payments, and (c) entering into any agreement to acquire an Acquired Business which provides for an Earn-Out, an analysis and projection demonstrating, to the reasonable satisfaction of the Majority Lenders that, giving effect to the acquisition of the Acquired Business and to any cash payments which are reasonably projected to be made prior to the Maturity Date with respect to such Subordinated Obligations, Borrower will be projected, as of that date, remain in compliance with the financial covenants set forth in Sections 7.1, 7.2 and 7.3 for the remaining term of this Agreement. It is understood that any such projections will be subject to the uncertainty inherent in all financial forecasts, and will not constitute a representation or warranty that the results and other matters projected therein will in fact be achieved.

         6.14 EARN-OUTS. Enter into any agreement providing for any Earn-Out with respect to any Acquired Business other than:

         (a) the Earn-Outs provided for in the NPS and ICC transactions referred to in with Section 6.2(e);

         (b) other Earn-Outs, for which the related Projected Earn-Out amount of which is permitted under Section 6.2(d); and

         (c)  Earn-Outs which are subject to a Subordination Agreement.

Each agreement providing for the payment of an Earn-Out shall provide for the payment thereof not more frequently than quarterly.

     7.  FINANCIAL COVENANTS

     Borrower hereby covenants with the Administrative Agent, the Co-Agents, the Issuing Lender and the Lenders that from and after the date hereof and until the termination of this Agreement in accordance with Section 2.7 hereof unless the Majority Lenders otherwise consent in writing, that Borrower shall not, and shall not permit any of its Subsidiaries to:

         7.1 SENIOR FUNDED DEBT TO EBITDA. Permit the Senior Funded Debt to EBITDA Ratio, as of the last day of any calendar month occurring during a period set forth below, to be greater than the ratio set forth opposite that period:

         Period                                 Maximum Ratio
         ------                                 -------------
   Closing Date through
   December 31, 1998                              4.00:1.00

   Thereafter                                     3.50:1.00

         7.2 TOTAL FUNDED DEBT TO EBITDA. Permit the Total Funded Debt to EBITDA Ratio, as of the last day of any calendar month occurring during a period set forth below, to be greater than the ratio set forth opposite that period:

         Period                                 Maximum Ratio
         ------                                 -------------

   Closing Date through
   December 31, 1998                              5.50:1.00

   January 1, 1999 through
   December 31, 1999                              5.00:1.00

   January 1, 2000 through
   December 31, 2000                              4.75:1.00

   Thereafter                                     4.50:1.00

         7.3 INTEREST COVERAGE RATIO. Permit the Interest Coverage Ratio as of the last day of any calendar month ending during a period set forth below, to be less than the ratio set forth opposite that period:

          Period                                Maximum Ratio
          ------                                -------------
    Closing Date through
    December 31, 1999                             2.00:1.00

    Thereafter                                    2.25:1.00

         7.4  DIVIDENDS AND MANAGEMENT FEES.

    (a) Declare or pay any dividends on, or make any distribution with respect to, the shares of any class of their Capital Stock, or purchase, redeem, acquire, defease or retire any shares of their Capital Stock, or take any action having an effect equivalent to the foregoing except that any Subsidiary of Borrower may declare and pay dividends to Borrower, and the Borrower may make payments on Subordinated Obligations if such payments are permitted at that time under the governing Subordination Agreement;

    (b) Pay any Management Fees, except for Management Fees paid to William E. Simon & Sons, LLC and Mellon Ventures, Inc. pursuant to the Management Agreement in equal installments on the last day of each Fiscal Quarter and when no Default or Event of Default exists in an aggregate amount which do not exceed $500,000 during any twelve month fiscal period, provided that, if so directed by the Majority Lenders at any time when any Default or Event of Default has occurred and remains continuing (or would result from the payment thereof), Borrower and its Subsidiaries shall immediately cease making payments of any Management Fees (but may resume the making of such payments when no Default or Event of Default continues to exist); and

    (c) The Merger Distributions and repurchases of common stock of Borrower from employees in connection with the termination of the employment relationship in an aggregate amount not to exceed $1,000,000 in any Fiscal Year or $3,000,000 during the term of this Agreement.

         7.5 LIMITATION ON VOLUNTARY PAYMENTS AND MODIFICATIONS OF INDEBTEDNESS. (a) Make any voluntary or optional payment or prepayment on or with respect to any Indebtedness permitted by Section 6.2 (other than Indebtedness permitted by Section 6.2(a)) or (b) amend or modify, or permit the amendment or modification of, any provision of any Indebtedness permitted by Section 6.2 (other than Indebtedness permitted by Section 6.2(a)) or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any of the foregoing, provided that this Section shall not prohibit the making of any payments with respect to Subordinated Obligations which are permitted by the related Subordination Agreement.

     8.  EVENTS OF DEFAULT

         The occurrence of any of the following events or conditions shall constitute an Event of Default hereunder:

         8.1 OBLIGATIONS. Borrower or any of its Subsidiaries shall fail to pay (a) any principal amount of the Loans or any amount reimbursable with respect to any of the Letters of Credit, when due, or (b) any interest, fees or other amounts due and owing under this Agreement or the other Loan Documents or with respect to any other Obligation, whether in respect of principal, interest, fees or otherwise, including without limitation the fees specified in the Fee Letter, within two Business Days following the date when due.

         8.2 MISREPRESENTATIONS. Borrower or any of its Subsidiaries shall make any representation or warranty in this Agreement or any of the other Loan Documents or in any certificate or statement furnished at any time hereunder or in connection with this Agreement or any of the other Loan Documents which proves to have been untrue or misleading in any material respect when made or furnished and which continues to be untrue or misleading in any material respect.

         8.3 CERTAIN COVENANTS. Borrower or any of its Subsidiaries shall default in the observance or performance of any covenant in Article 5 hereof (other than Section 5.8) applicable to Borrower or such Subsidiary and such default continues for thirty days after notice thereof.

         8.4 OTHER COVENANTS. Borrower or any of its Subsidiaries shall default in the observance or performance of any other covenant applicable to Borrower or such Subsidiary under this Agreement or any of the other Loan Documents.

         8.5 OTHER DEBTS. (a) Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of its Indebtedness in an aggregate amount which is not less than $500,000 when the same becomes due and payable




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


(whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace or cure period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Indebtedness; or (b) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Indebtedness and shall continue after the applicable grace or cure period, if any, specified in such agreement, mortgage, indenture or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (c) any such Indebtedness shall be accelerated or otherwise declared to be due and payable prior to the stated maturity thereof, or (d) any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof.

         8.6 TAX LIEN. A notice of Lien, levy or assessment is filed of record with respect to all or any assets of Borrower or any of its Subsidiaries by the United States or any other Governmental Authority in an amount exceeding $100,000, including, without limitation, the PBGC, which adversely affects the priority of the Liens granted to the Administrative Agent hereunder or under any of the other Loan Documents.

         8.7 ERISA. The occurrence of a Termination Event with respect to any Plan if the aggregate liability of Borrower or any of its ERISA Affiliates under ERISA as a result thereof exceeds $100,000; or the complete or partial withdrawal by Borrower or any of its ERISA Affiliates from any Multiemployer Plan if the aggregate liability of Borrower or any of its ERISA Affiliates as a result thereof exceeds $100,000.

         8.8  VOLUNTARY BANKRUPTCY.  Borrower or any of its Subsidiaries shall:
(a) file a voluntary petition or assignment in bankruptcy or a voluntary petition or assignment or answer seeking liquidation, reorganization, arrangement, readjustment of its debts, or any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether State, Federal, or foreign, now or hereafter existing; (b) enter into any agreement indicating consent to, approval of, or acquiescence in, any such petition or proceeding; (c) apply for or permit the appointment, by consent or acquiescence, of a receiver, custodian or trustee of itself or themselves or for all or a substantial part of its or their property; (d) make an assignment for the benefit of creditors; or (e) admit in writing its or their inability or failure to pay its or their debts generally as such debts become due.





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


         8.9 INVOLUNTARY BANKRUPTCY. There occurs (a) a filing or issuance against Borrower or any of its Subsidiaries of an involuntary petition in bankruptcy or seeking liquidation of Borrower or such Subsidiary, reorganization, arrangement, readjustment of its or their debts or any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether State, Federal or foreign, now or hereafter existing and either such proceeding shall continue in effect for a period of sixty days or an order for relief against Borrower or any of its Subsidiaries shall be entered therein; (b) the involuntary appointment of a receiver, liquidator, custodian, or trustee of Borrower or any of its Subsidiaries or for all or a substantial part of its or their property which remains undischarged or undismissed for a period of sixty days; or (c) the issuance of a warrant of attachment, execution or similar process against all or any substantial part of the property of Borrower or any of its Subsidiaries, which is not released, vacated or fully bonded for a period of sixty days.

         8.10 SUSPENSION OF BUSINESS. The suspension of the transaction of the usual business of Borrower or any of its Subsidiaries or the dissolution of Borrower or any of its Subsidiaries.

         8.11 JUDGMENTS. Any judgment, decree or order for the payment of money which, when aggregated with all other judgments, decrees or orders for the payment of money pending against Borrower or any of its Subsidiaries exceeds the sum of $100,000, shall be rendered against Borrower or any of its Subsidiaries and remain unsatisfied and in effect for a period of sixty consecutive days or more without being vacated, discharged, satisfied or stayed or bonded pending appeal.

         8.12 FAILURE OF SECURITY. At any time (a) Liens in favor of the Administrative Agent contemplated by the Loan Documents shall, at any time, for any reason (except by reason of an affirmative act or omission of the Administrative Agent), be invalidated or otherwise cease to be in full force and effect with respect to any Collateral having an aggregate value in excess of $500,000; (b) Liens on Collateral having an aggregate value in excess of $500,000 shall be subordinated or shall not have the priority contemplated by this Agreement or the other Loan Documents; or (c) Borrower or any other Loan Party under any such Loan Document asserts in writing that it is not bound by the terms of the Loan Documents to which it is a party or otherwise repudiates the same in writing.

         8.13 GUARANTY. At any time, for any reason other than the consent of the Lenders, any guaranty of the Obligations ceases to be in full force and effect in any




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


material respect or the guarantor thereunder repudiates its obligations thereunder in writing.

         8.14 MANAGEMENT. Less than two of William W. Wilkinson, William J. Wilkinson, Jerry F. Stone, T. Wayne McCreight, D. Crawford Gallimore and Thomas Murphy (or other persons reasonably acceptable to the Majority Lenders) continue to be actively involved in a senior management capacity with Borrower and its Subsidiaries.

         8.15 CHANGE OF CONTROL. Any of the following occur: (a) a Person or "group" (within the meaning of the Securities Exchange Act of 1934), other than the Persons owning interests in Borrower as of the Closing Date, acquires or obtains beneficial owners of securities (including options) of Borrower representing a majority of the ordinary voting power of Borrower, or (b) there shall occur a change in the composition of the Board of Directors of Borrower such that the current directors (or directors designated or approved by such directors or directors approved by such directors) do not constitute a majority of the Board of Directors of Borrower in office at any time, or (c) William E. Simon & Sons, LLC and Mellon Ventures, Inc. (or their Affiliates), shall fail to collectively own, directly or indirectly, beneficially and of record, and control the power to vote, at least 50% of the Capital Stock of Borrower owned by them as of the Closing Date (and any shares of Capital Stock issued to them by reason of such ownership), unless Borrower has previously consummated an initial public offering of its stock which yields net proceeds to Borrower or not less than $20,000,000.

     9.  REMEDIES

         Upon the occurrence or existence of any Event of Default, and during the continuation thereof, without prejudice to the rights of the Administrative Agent, the Issuing Lender, the Co-Agents or the Lenders to enforce their claims against Borrower for damages for failure by Borrower to fulfill any of the Obligations hereunder, the Administrative Agent, the Co-Agents, the Issuing Lender and the Lenders shall have the following rights and remedies, in addition to any other rights and remedies available to the Administrative Agent, the Issuing Lender, the Co-Agents and the Lenders at law, in equity or otherwise:

         9.1 DEFAULT RATE. At the election of the Majority Lenders, evidenced by written notice to Borrower, the outstanding principal balance of the Obligations, and to the extent permitted by Applicable Law, accrued and unpaid interest thereon, shall bear interest at the Default Rate until paid in full.




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


         9.2 TERMINATION; ACCELERATION OF THE OBLIGATIONS. In the event of an Event of Default set forth in Sections 8.8 or 8.9 hereof, the Commitment shall automatically and immediately terminate and in the event of any other Event of Default, the Majority Lenders, at their option, may terminate the Commitment, whereupon in either case all of the Obligations shall become immediately due and payable, without presentment, demand, protest, notice of non-payment or any other notice required by law relative thereto, all of which are hereby expressly waived by Borrower, anything contained herein to the contrary notwithstanding.

         9.3 SET-OFF. The right of each Lender to set-off, without notice to Borrower or any of its Subsidiaries, any and all deposits at any time credited by or due from such Lender to Borrower or any of its Subsidiaries, whether in a general or special, time or demand, final or provisional account or any other account or represented by a certificate of deposit and whether or not unmatured or contingent against any or all of the Obligations of Borrower or such Subsidiary, now existing or hereafter arising, whether or not such Lender shall have made any demand under this Agreement or any of the Loan Documents.

         9.4 RIGHTS AND REMEDIES OF A SECURED PARTY. All of the rights and remedies of a secured party under the UCC or under other Applicable Law, all of which rights and remedies shall be cumulative and none of which shall be exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in this Agreement, and in any of the other Loan Documents.

         9.5 TAKE POSSESSION OF COLLATERAL. The right of the Administrative Agent to (a) enter upon the premises of Borrower or any of its Subsidiaries, or any other place or places where the Collateral is located and kept through self-help and without judicial process, without first obtaining a final judgment or giving Borrower or its Subsidiaries notice and opportunity for a hearing on the validity of the Administrative Agent's, the Issuing Lender's the Co-Agents' or the Lenders' claim and without any obligation to pay rent to Borrower or any of its Subsidiaries, and remove the Collateral therefrom to the premises of the Administrative Agent or any agent of the Administrative Agent, for such time as the Administrative Agent may desire, in order to effectively collect or liquidate the Collateral; and/or (b) require Borrower and its Subsidiaries to assemble the Collateral and make it available to the Administrative Agent at a place to be designated by the Administrative Agent, in its sole discretion.

         9.6 SALE OF COLLATERAL. The right of the Administrative Agent to sell or to otherwise dispose of all or any of the Collateral, at public or private sale or sales,




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


with such notice as may be required by Applicable Law, in lots or in bulk, for cash or on credit, all as the Administrative Agent (acting with the approval of the Majority Lenders), in its sole discretion, may deem advisable, and subject to Applicable Law. Such sales may be adjourned from time to time with or without notice. The Administrative Agent shall have the right to conduct such sales on the premises of Borrower or any of its Subsidiaries or elsewhere and shall have the right to use the premises of Borrower or any of its Subsidiaries, without charge for such sales for such time or times as the Administrative Agent may see fit. The Administrative Agent is hereby granted a license or other right to use, without charge, the labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, whether owned by Borrower and its Subsidiaries or with respect to which Borrower or any of its Subsidiaries has rights under license, sublicense or other agreements, as it pertains to the Collateral, in preparing for sale (including, without limitation, finishing any unfinished Inventory), advertising for sale and selling any Collateral and the rights of Borrower and its Subsidiaries under all licenses and all franchise agreements shall inure to the benefit of the Administrative Agent, the Issuing Lender, the Co-Agents and the Lenders. The Administrative Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and the Administrative Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, if permitted by law in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral shall be applied first to the reasonable costs and expenses and reasonable attorneys' fees and expenses incurred by the Administrative Agent and the Co-Agents, to the extent not duplicative, for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon any of the Obligations; and third to the principal of the Obligations. Any remaining proceeds shall be remitted to Borrower or other Person legally entitled thereto. If any deficiency shall arise, Borrower shall remain liable to the Issuing Lender and the Lenders therefor.

         9.7 JUDICIAL PROCEEDINGS. The right to proceed by an action or actions at law or in equity to obtain possession of the Collateral, to recover the Obligations and amounts secured hereunder or to foreclose under this Agreement and the other Loan Documents and sell the Collateral or any portion thereof, pursuant to a judgment or decree of a court or courts of competent jurisdiction, all without the necessity of posting any bond.

         9.8 ACTIONS IN RESPECT OF THE LETTERS OF CREDIT UPON DEFAULT. If any Event of Default shall have occurred and be continuing, the Issuing Lender may,




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


irrespective of whether the Administrative Agent, the Co-Agents or the Lenders are taking any of the other actions described in this Article 9 or otherwise, make demand upon Borrower to, and forthwith upon such demand Borrower will, pay to the Issuing Lender in accordance with Section 2.8, for deposit in a cash collateral account, an amount equal to the aggregate face amount of all Letters of Credit then outstanding. If at any time the Issuing Lender determines that any funds held in any such cash collateral account are subject to any right or claim of any Person other than the Issuing Lender in a manner which may reasonably be expected to require the Issuing Lender to release any such funds to such a Person or that the total amount of such funds is less than the aggregate face amount of all Letters of Credit, Borrower will, forthwith upon demand by the Issuing Lender, pay to the Issuing Lender, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate face amount of all outstanding Letters of Credit over (b) the total amount of funds, if any, then held in such cash collateral account that the Issuing Lender determines to be free and clear of any such right and claim. The Issuing Lender shall promptly account to Borrower for any excess cash collateral provided under this Section, but shall in no account be obligated to return funds to Borrower while any of the Obligations (other than contingent obligations as to which no enforceable demand for payment has been issued) have not been fully and finally paid in cash.

         9.9 NOTICE. Any notice required to be given by the Administrative Agent of a sale, lease, or other disposition of the Collateral or any other intended action by the Administrative Agent, the Issuing Lender, the Co-Agents, or a Lender, given to Borrower in the manner set forth in Section 12.7 below, at least ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to Borrower.

         9.10 APPOINTMENT OF THE ADMINISTRATIVE AGENT AS BORROWER'S LAWFUL ATTORNEY. Borrower irrevocably designates, makes, constitutes and appoints the Administrative Agent (and all Persons designated by the Administrative Agent) as the true and lawful attorney of Borrower and the Administrative Agent or the Administrative Agent's agent, may, without notice to Borrower and at such time or times following an Event of Default as the Administrative Agent or said agent, in its sole discretion, may determine, in the name of Borrower or in the Administrative Agent's name: (a) demand payment of the Accounts; (b) enforce payment of the Accounts, by legal proceedings or otherwise; (c) exercise all of the rights and remedies of Borrower with respect to the collection of the Accounts; (d) settle, adjust, compromise, extend or renew the Accounts; (e) settle, adjust or compromise any legal proceedings brought to collect the Accounts; (f) notify the postal authorities to change






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


the address and delivery of mail addressed to Borrower to such address as the Administrative Agent may designate; (g) if permitted by Applicable Law, sell or assign the Accounts upon such terms, for such amounts and at such time or times as the Administrative Agent deems advisable; (h) discharge and release the Accounts; (i) take control, in any manner, of any item of payment or proceeds on the Accounts; (j) prepare, file and sign the names of Borrower on a Proof of Claim in Bankruptcy or similar document against any Account Debtor; (k) prepare, file and sign the names of Borrower on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts; (l) do all acts and things necessary, in the Administrative Agent's sole discretion, to fulfill the obligations of Borrower under this Agreement; (m) endorse the name of Borrower upon any of the items of payment or proceeds on any Account, and deposit the same to the account of the Lenders on account of the Obligations;
(n) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts or Inventory; (o) use the stationery of Borrower and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; and (p) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts and Inventory to which Borrower or its Subsidiaries have access.

     10. CONDITIONS PRECEDENT

         10.1 CONDITIONS PRECEDENT. The effectiveness of this Agreement shall be subject to the fulfillment of each of the following conditions precedent:

              (a) Litigation. No action, suit, litigation, proceeding, investigation, regulation or legislation, including, but not limited to, any arising under the Environmental Laws, shall have been instituted, threatened or proposed before any court, governmental agency or legislative body which seeks to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the making of any Loan hereunder; or if decided adversely to Borrower or any of its Subsidiaries may reasonably be expected to result in a Material Adverse Effect.

              (b) Fees to Societe Generale. Borrower shall have paid to Societe Generale a fee in the amount set forth in a letter agreement with Societe Generale;

              (c) Default; Material Adverse Effect. No Default or Event of Default shall have occurred and remain continuing, and no Material Adverse Effect shall have occurred since December 31, 1997.

              (d) Documentation. The Administrative Agent, the Co-Agents and the Lenders shall have received the following documents, each dated the date hereof (unless otherwise specified), each duly executed and delivered to the Administrative Agent, the Co-Agents and the Lenders, and each to be satisfactory in form and substance to the Lenders and their respective counsel:

                   (i)  this Agreement;

                  (ii)  replacement Notes in favor of each Lender;

                 (iii) Drop Down Notes in the principal amount of $75,000,000 and amendments to the Drop-Down Note Security Agreements in a form acceptable to the Lenders;

                  (iv) written consents hereto executed by (a) William E. Simon & Sons LLC and Mellon Ventures, Inc., (b) D. Crawford Gallimore and T. Wayne McCreight, and (c) each Subsidiary of Borrower;

                   (v) Borrower, each of the Subsidiaries of Borrower, and each Lender shall have entered into an Omnibus Amendment Agreement to the Loan Documents entered into by the Subsidiaries of Borrower;

                  (vi) deposit account agreements among Borrower, each of its Subsidiaries and each of the depositary banks described on SCHEDULE
         4.26 in form and substance acceptable to the Co-Agents, but in any event in conformity with Section 5.1 (provided that it is understood that any not delivered as of the date hereof shall be obtained by Borrower within 30 days following the date hereof);

                 (vii) a certificate signed by the President or chief financial officer of Borrower certifying that (A) the representations and warranties set forth in Article 4 hereof are true and correct in all respects on and as of such date with the same effect as though made on and as of such date; (B) Borrower is are on such date in compliance with all the terms and conditions set forth in this Agreement on its part to be observed and performed; and (C) on the date hereof, after giving effect to the making of the initial Loan, no Default or Event of Default has occurred or is continuing;

                (viii) legal opinions acceptable to the Lenders from counsel to Borrower;

                  (ix) Certificates of the Secretary of Borrower and each of its Subsidiaries certifying that attached thereto is a true and complete copy of Resolutions adopted by the Board of Directors of such Person authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which that Person is party; and

                   (x) such other documents, instruments and agreements with respect to the transactions contemplated by this Agreement, in each case in such form and containing such additional terms and conditions as may be satisfactory to the Lenders, containing, without limitation, representations and warranties which are customary and usual in such documents.

         10.2 ALL LOANS AND LETTERS OF CREDIT. The obligation of each Lender to make any Loan hereunder (including the initial Loan) and the obligation of the Issuing Lender to issue any Letter of Credit (including the initial Letter of Credit) shall be subject to fulfillment of the following conditions:

              (a) Leverage Limitations. Giving pro forma effect to the outstanding Obligations (including the requested Loan or Letter of Credit) in the numerator thereof, the Senior Funded Debt to EBITDA Ratio and the Total Funded Debt to EBITDA Ratio (determined on the basis of Adjusted Company EBITDA for the most recent twelve month fiscal period for which financial information is then required to have been delivered to the Lenders) shall not be in excess of the applicable limits therefor set forth in Section 7.1 and 7.2, respectively.

              (b) No Injunction. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement, the other Loan Documents, such Loan or such Letter of Credit which in the sole discretion of the Majority Lenders, would make it inadvisable to make such Loan or such Letter of Credit;

               (c) No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred.

               (d) Solvency. The Lenders and the Co-Agents shall be satisfied that, giving effect to the making of such Loan, or the issuance of such Letter of Credit, Borrower and each of its Subsidiaries will be Solvent.

               (e) No Default or Event of Default. There shall exist no Default or Event of Default or any event or condition which, with the making of such Loan or the issuance of such Letter of Credit, would constitute a Default or Event of Default.

               (f) Representations and Warranties. All representations and warranties hereunder and under the other Loan Documents shall be true and correct in all respects as of the date of such Loan or Letter of Credit with the same force and effect as if made on and as of such date, with the exception of those which expressly relate to a specific date.

     11. THE AGENT

         11.1 APPOINTMENT, POWERS AND IMMUNITIES. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and the Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 11.5 hereof and the first sentence of Section 11.6 hereof shall include reference to its Affiliates and its own and its Affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or any of the other Loan Documents, or in any certificate or other instrument, document or agreement referred to or provided for in, or received by any of them under, this Agreement or any of the other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any of the other Loan Documents or for any failure by Borrower or any other Person to perform any of its obligations hereunder or thereunder; (c) subject to Section 11.3




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


hereof, shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other agreement, document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact selected by it in good faith. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until the Administrative Agent receives a written notice of the assignment or transfer complying with the terms and conditions of Section 12.3 hereof.

         11.2 RELIANCE BY ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, facsimile, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Majority Lenders (unless the instructions of or consent of all of the Lenders is required hereunder), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders; provided, however, the Administrative Agent shall not be required to take any action which (a) the Administrative Agent reasonably believes will expose it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (b) is contrary to this Agreement, the Notes, the other Loan Documents or Applicable Law.

         Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:


         (a) May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender's interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Lender.

         (b) May consult with legal counsel (including in-house legal counsel), accountants (including in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts.

         (c) Shall not be responsible to any Lender for any statement, warranty or representation made by a Person other than Administrative Agent in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made by a Person other than Administrative Agent in connection with any of the Loan Documents.

         (d) Except to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by any party of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any collateral or the Property, books or records of Borrower or its Subsidiaries.

         (e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any Collateral.

         (f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

         (g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or any Affiliate thereof or paid or payable to or received or receivable from any Lender under any Loan Document, including, without limitation, principal, interest, commitment fees, Loans and other amounts; provided that, promptly upon discovery of such an error in computation, the Administrative Agent, the Lenders and (to the extent applicable) Borrower and/or its Affiliates shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

         11.3 DEFAULTS. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on Loans or of Commitment Fees) unless the Administrative Agent has received notice from a Lender or Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default." In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment). The Administrative Agent shall (subject to Section 11.7 hereof) take such action with respect to such Default or Event of Default as shall be directed by the Majority Lenders (unless the directions of or consent of all of the Lenders is required hereunder), provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

         11.4 RIGHTS AS A LENDER. With respect to its Commitment and the Loans made by it, ING (U.S.) Capital Corporation (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term "the Lender" or "the Lenders" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. ING (U.S.) Capital Corporation (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower (and any of its Affiliates) as if it were not acting as the Administrative Agent, and ING (U.S.) Capital Corporation and its Affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

         11.5 INDEMNIFICATION. The Lenders agree to indemnify the Administrative Agent and the Issuing Lender (to the extent not reimbursed under Sections 12.5 or 12.13 hereof, but without limiting the obligations of Borrower under said Sections 12.5 and 12.13), for their respective Commitment Percentages of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or the Issuing Lender in any way relating to or arising out of this Agreement or any other instruments, documents or agreements contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which

Borrower is obligated to pay under Section 12.5 hereof but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses of the Administrative Agent incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other instruments, documents or agreements, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Lenders under this Section 11.5 shall survive the termination of this Agreement.

         11.6 NON-RELIANCE ON ADMINISTRATIVE AGENT AND THE OTHER LENDERS. Each Lender agrees that it has, independently and without reliance on the Administrative Agent, the Issuing Lender or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Subsidiaries and its own decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent, the Issuing Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower and its Subsidiaries of this Agreement or any other instrument, document or agreement referred to or provided for herein or to inspect the properties or books of Borrower and its Subsidiaries. Except for notice, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower or any of its Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

         11.7 FAILURE TO ACT. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 11.5 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

         11.8 RESIGNATION OR REMOVAL OF ADMINISTRATIVE AGENT; CO-ADMINISTRATIVE AGENT.

               (a) Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders, the Co-Agents and Borrower, and the Administrative Agent may be removed at any time with cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment with thirty (30) days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lender's removal of the retiring Administrative Agent, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank which has a combined capital and surplus of at least $300,000,000. Upon the acceptance of any appointment as Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

               (b) In the event that Applicable Law imposes any restrictions on the identity of an agent such as the Administrative Agent or requires the appointment of any co-agent in connection therewith, the Administrative Agent may, in its discretion, for the purpose of complying with such restrictions, appoint one or more co- agents hereunder. Any such Co-Administrative Agent(s) shall have the same rights, powers, privileges and obligations as the Administrative Agent and shall be subject to and entitled to the benefits of all provisions of this Agreement and the Loan Documents relative to the Administrative Agent. In addition to any rights of the Majority Lenders set forth in subsection (a) above, any such Co-Administrative Agent may be removed at any time by the Administrative Agent.

         11.9  COLLATERAL MATTERS.

               (a) Authority. Each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders. Each Lender agrees that any action taken by the Administrative Agent or the Majority Lenders (or, where required by the express terms of this Agreement and the Loan Documents, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with this Agreement and the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Borrower or any of its Subsidiaries; (iii) act as collateral agent for the Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, the Administrative Agent hereby appoints, authorizes and directs the Lenders to act as collateral sub-agents for the Administrative Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to Borrower's and its Subsidiaries' respective deposit accounts maintained with, and cash and other property held by, such Lender; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interest and Liens created or purported to be created by the Loan Documents, and (vi) except as may be otherwise specifically restricted by the terms of this Agreement and the Loan Documents or any other Loan Document, exercise all remedies given to the Administrative Agent or the Lenders with respect to the Collateral under the Loan Documents, Applicable Law or otherwise.

               (b) Each Lender hereby directs the Administrative Agent to release any Lien held by the Administrative Agent for the benefit of the Lenders (and the Administrative Agent shall promptly release):

                    (i) against all of the Collateral, upon final payment in full of the Obligations and termination of this Agreement (other than any contingent obligations described in Section 12.2);

                   (ii) against any part of the Collateral sold or disposed of by Borrower or any of its Subsidiaries, if such sale or disposition is permitted by Section 6.3 hereof or is otherwise consented to by the Majority Lenders, as certified to the Administrative Agent by such Person in an Officer's Certificate;

                  (iii) against any part of the Collateral constituting property in which Borrower and its Subsidiaries owned no interest at the time the Lien was granted or at any time thereafter;

                   (iv) on the Capital Stock of any Subsidiary which is the subject of a sale, transfer or other disposition not prohibited by the terms of the Loan Documents (and the Administrative Agent shall concurrently release any such Subsidiary from its Guaranty of the Obligations); and

                    (v) if approved, authorized or ratified in writing by the Administrative Agent at the direction of Majority Lenders (or, to the extent required by Section 12.8, all of the Lenders).

     Each Lender hereby directs the Administrative Agent (and the Administrative Agent agrees) to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to Section 11.9(b) hereof promptly upon the effectiveness of any such release.

               (c) Without in any manner limiting the Administrative Agent's authority to act without any specific or further authorization or consent by Majority Lenders or by all of the Lenders (as set forth in Section 11.9(b) hereof), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release Collateral and Guaranties conferred upon the Administrative Agent under Section 11.9(b) hereof. So long as no Default or Event of Default is then continuing, upon receipt by the Administrative Agent of any such written confirmation from the required Lenders of its authority to release any particular items or types of Collateral or any Guaranty, and in any event upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five Business Days prior written request by Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon such Collateral; provided, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent's opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of

     Borrower and its Subsidiaries in respect of) all interests retained by Borrower and its Subsidiaries, including without limitation the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

               (d) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower and its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to the Administrative Agent pursuant to this Agreement or any of the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 11.9 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or in respect of any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given its own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to any Lender.

         11.10 BORROWER AND ITS SUBSIDIARIES NOT BENEFICIARIES. The provisions of this Article 11 (other than Sections 11.9(b) and (c)) are solely for the benefit of the Administrative Agent, the Issuing Lender and the Lenders and neither Borrower nor any of its Subsidiaries shall have any right to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as the agent of the Lenders and does not assume and shall not be deemed to have assumed any obligations or relationship of agency, trustee or fiduciary with or for Borrower or any of its Subsidiaries.

     12. MISCELLANEOUS

         12.1 WAIVER. Each and every right and remedy granted to the Administrative Agent, the Co-Agents, the Issuing Lender and the Lenders under this Agreement, the other Loan Documents or any other document delivered hereunder or in connection herewith or allowed it by law or in equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Administrative Agent, the Co-Agents, the Issuing Lender or any Lender to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Administrative Agent, the Co-Agents, the Issuing Lender, or any Lender of any right or remedy preclude any other or future exercise thereof or the exercise of any other right or remedy. No waiver by the Administrative Agent, the Co-Agents, the Issuing Lender or the Lenders of any Default or Event of Default shall constitute a waiver of any subsequent Default or Event of Default.

         12.2 SURVIVAL. All representations, warranties and covenants made herein shall survive the execution and delivery of all of the Loan Documents. The terms and provisions of this Agreement shall continue in full force and effect until the termination of this Agreement in accordance with Section 2.7 hereof, provided, further, that Borrower's obligations under Sections 2.8(b), 3.9, 3.10 12.5 and 12.13 shall survive the repayment of the other Obligations and the termination of this Agreement but, unless an enforceable demand for payment with respect thereto has been made, shall thereafter be unsecured.

         12.3  ASSIGNMENTS; SUCCESSORS AND ASSIGNS.

               (a) This Agreement is a continuing obligation and binds, and the benefits hereof shall inure to, Borrower, the Agents, the Co-Agents, the Issuing Lender and each Lender and their respective successors and assigns; provided, that Borrower may not transfer or assign any or all of its rights or obligations hereunder without the prior written consent of all of the Lenders, with any purported assignment being void ab initio.

               (b) Any Lender may, in accordance with Applicable Law, at any time sell to one or more banks or other financial institutions ("Participants") participating interests in any Loans owing to such Lender, any of the Notes held by such Lender, any Commitment held by such Lender hereunder or any other interests of such Lender hereunder. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8(b), 3.9, 3.10, 3.12 and 12.13 hereof with respect to its participation; provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 2.8(b), 3.9 and 3.10 hereof (and then only to the extent that the relevant Lender would have rights under such Sections), (iv) the Borrower, the Administrative Agent, the Co-Agents, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) the participation interest shall be expressed as an undivided portion of the granting Lender's Commitment Percentage as it then exists and shall not restrict an increase in the Commitment, or in the granting Lender's share of the Commitment, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend any Maturity Date or any date upon which any payment of money is due to the Lenders, (B) reduce the rate of interest on the Notes, any fee or any other monetary amount payable to the Lenders, (C) reduce the amount of any installment of principal due under the Notes, or (D) release any Collateral having a value in excess of $1,000,000.

               (c) Each Lender may, with the Co-Agents' consent and in accordance with Applicable Law, at any time assign, pursuant to an Assignment and Acceptance substantially in the form of Exhibit F attached hereto and incorporated herein by reference, with Borrower's consent (unless a Default or Event of Default has occurred and remains continuing, and in any event such consent shall not be unreasonably withheld or delayed) to one or more banks having unimpaired capital and surplus of $250,000,000 or more or may assign to any other financial institution (in either case, "Eligible Assignees") all or any part of any Loans owing to such Lender, any of the Notes held by such Lender, such Lender's reimbursement and other rights and obligations in connection with any Letter of Credit issued hereunder, the portion of the Commitment held by such Lender or any other interest of such Lender hereunder; provided, however, that (i) unless Borrower and the Co-Agents consent otherwise, and except in the case of an assignment to another Lender, any such partial assignment shall be in a minimum principal amount equal to the lesser of
     (1) the assigning Lender's total Commitment Percentage of the Commitment and (2) $5,000,000, (ii) each such assignment by a Lender of its Loans, Note, Commitment Percentage, or Letter of Credit Obligations shall be made in such manner so that the same portion of its Loans, Note, Commitment Percentage, and Letter of Credit Obligations is assigned to the respective assignee, and (iii) in connection with each such assignment, the assignee Lender shall certify to Borrower that, as of the date of the assignment, it is not subject to any Taxes which would require the making by Borrower of any payment under Section 2.8(b). Borrower and the Lenders agree that to the extent of any assignment the Assignee shall be a Lender and shall be deemed to have the same rights and benefits with respect to Borrower under this Agreement and any of the Notes and any Letter of Credit (but shall have no greater rights under Section 2.8(b) than the Lenders party to this Agreement on the date hereof) as it would have had if it were a Lender hereunder on the date hereof and the assigning Lender shall be released from its Commitment and other obligations hereunder, to the extent of such assignment. Upon the making of an assignment, the assigning Lender shall pay to the Administrative Agent an assignment fee of $3,000.

               (d) In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.3, any Lender may assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

               (e) Subject to Section 12.17, Borrower authorizes each Lender to disclose to any Participant or Eligible Assignee ("Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning Borrower and its Subsidiaries which has been delivered to such Lender by Borrower and its Subsidiaries or the Administrative Agent pursuant to this Agreement or which has been delivered to such Lender by Borrower or its Subsidiaries in connection with such Lender's credit evaluation of Borrower and its Subsidiaries prior to entering into this Agreement.

               (f) Any Lender shall be entitled to have any Note held by it subdivided in connection with a permitted assignment of all or any portion of such Note and the respective Loans evidenced thereby pursuant to Section 12.3(c) above. In the case of any such subdivision, the new Note (the "New Note") issued in exchange for a Note (the "Old Note") previously issued hereunder (i) shall be substantially in the form of Exhibit A hereto, as appropriate, (ii) shall be dated the date of such assignment, (iii) shall be otherwise duly completed and (iv) shall bear a legend, to the effect that such New Note is issued in exchange for such Old Note and that the indebtedness represented by such Old Note shall not have been extinguished by reason of such exchange. Without limiting the obligations of Borrower under Section 12.5 hereof, the Lenders shall use reasonable best efforts to ensure that any such assignment does not result in the imposition of any intangibles, documentary stamp and other taxes, if any, which may be payable in connection with the execution and delivery of any such New Note.

               (g) Anything in this Section 12.3 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower or any of its Affiliates or Subsidiaries without the prior written consent of each Lender.

               (h) Borrower shall assist the Co-Agents in any manner reasonably requested by the Co-Agents to effectuate any resale or syndication of the credit facilities contemplated by this Agreement, including but not limited to the participation of relevant management in any meetings with potential Lenders or participants.

         12.4 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which when fully executed shall be an original, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

         12.5 EXPENSE REIMBURSEMENT. Borrower agrees to reimburse (i) the Administrative Agent, the Issuing Lender and each Co-Agent for all of each such Person's reasonable and documented expenses incurred in connection with the negotiation, preparation, execution, delivery and modification of this Agreement, the Notes and the other Loan Documents, and reasonable out-of-pocket expenses in connection with the administration and monitoring of this Agreement and the Loan Documents, including reasonable travel, legal and other expenses associated therewith, and (ii) the Administrative Agent's, the Issuing Lender's, Co-Agents' and each Lender's reasonable expenses incurred in connection with the enforcement of this Agreement, the Notes and the other Loan Documents, including, without limitation, audit costs, appraisal costs, the cost of searches, filings and filing fees, taxes and the reasonable fees and disbursements of the Administrative Agent's, the Issuing Lender's and each Co-Agent's attorneys, and any counsel retained by them. Borrower further agrees to reimburse the Administrative Agent, the Issuing Lender, each Co-Agent and each Lender for all costs and expenses reasonably incurred by the Administrative Agent, the Issuing Lender, the Co-Agents and the Lenders (including, without limitation, reasonable attorneys' fees and disbursements) to: (a) commence, defend or intervene in any court proceeding; (b) file a petition, complaint, answer, motion or other pleading, or to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) relating to the Collateral, any Letter of Credit or this Agreement, the Notes or any of the other Loan Documents; (c) protect, collect, lease, sell, take possession of, or liquidate any of the Collateral; (d) attempt to enforce any Lien in any of the Collateral or to seek any advice with respect to such enforcement; and (e) enforce any of the Administrative Agent's, the Issuing Lender's, the Co-Agents' and the Lenders' rights to collect any of the Obligations. Borrower also agrees to pay, and to save harmless the Administrative Agent, the Issuing Lender, the Co-Agents and the Lenders from any delay in paying, any intangibles, documentary stamp and other taxes, if any, which may be payable in connection with the execution and delivery of this Agreement, the Notes, or any of the other Loan Documents, or the recording of any thereof, the issuance of any Letter of Credit or in any modification hereof or thereof. All fees, costs and expenses provided for in this Section 12.5 may, at the option of the Majority Lenders, be charged as Loans to the loan account of Borrower with the Administrative Agent provided for in Section 2.3 hereof. Borrower's obligations under this Section 12.5 shall survive the termination of this Agreement and the repayment of the Obligations.

         12.6 SEVERABILITY. If any provision of this Agreement or any of the other Loan Documents or the application thereof to any party thereto or circumstances shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such Loan Document and the application of such provisions to any other party thereto or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         12.7 NOTICES. Except as otherwise provided herein, all notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered by hand, (b) sent by telex or facsimile transmitter (with receipt confirmed), provided that a copy is mailed by certified mail, return receipt requested, or
(c) when received by the addressee, if sent by Express Mail, Federal Express or other overnight delivery service (receipt requested), in each case to the appropriate addresses, telex numbers, facsimile numbers designated for a party at the "Address for Notices" specified below its name on the signature pages hereto or to such other addresses as may be designated hereafter in writing by the respective parties hereto.

         12.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, understandings and agreements between such parties in respect of such subject matter. Neither this Agreement nor any provision hereof may be changed, waived, discharged, modified or terminated except pursuant to a written instrument signed by Borrower, the Administrative Agent, the Co-Agents and the Majority Lenders or by Borrower and the Administrative Agent acting with the consent of the Majority Lenders and the Co-Agents; provided, however, that no such amendment, waiver, discharge, modification or termination shall, except pursuant to an instrument signed by Borrower, the Administrative Agent, the Co-Agents and all of the Lenders or by Borrower and the Administrative Agent acting with the consent of all of the Lenders and the Co-Agents, (a) increase the amount of, extend the term of, or extend the time or waive any requirement for the termination of the Commitment or increase any Lender's Commitment Percentage;
(b) extend the date fixed for the scheduled payment of principal of, or interest on, any Loan or Letter of Credit; (c) reduce the amount of any scheduled payment of principal of, or the rate of interest on, any Loan; (d) reduce any Letter of Credit fee, Commitment Fee or other fee payable hereunder; (e) alter the terms of this Section 12.8; (f) release any guarantor of the Obligations or any Collateral having a value in excess of $500,000, except to the extent expressly required hereunder; (g) reduce the Commitment of any Lender in any manner which would change such Lender's Commitment Percentage; or (h) amend the definitions of the term "Majority Lenders," or "Permitted Acquisition" set forth in Section 1.1 hereof; provided, further, that any amendment, waiver, discharge, modification or termination of any provision of
Article 10 hereof, or which increases the obligations of the Administrative Agent or the Co-Agents hereunder and under the Loan Documents, shall require the written consent of the Administrative Agent or the Co-Agents, as the case may be.

         Anything in this Agreement to the contrary notwithstanding, if any Lender shall fail to fulfill its obligations to make any Loan hereunder then, for so long as such failure shall continue, such Lender shall (unless the Majority Lenders, determined as if such Lender were not a "Lender" hereunder, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under this Agreement or the Notes (including, without limitation, under this Section 12.8) to have no Loans and no Commitment, shall not be treated as a "Lender" hereunder when performing the computation of Majority Lenders, and shall have no rights under the preceding paragraph of this Section 12.8; provided that any action taken by the other Lenders with respect to the matters referred to in clauses (a) through (h) of the preceding paragraph shall not be effective as against such Lender.

         12.9 TIME OF THE ESSENCE. Time is of the essence in this Agreement and the other Loan Documents.

         12.10 INTERPRETATION. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other Governmental Authority by reason of such party having or being deemed to have structured or dictated such provision.

         12.11 LENDERS NOT JOINT VENTURERS. Neither this Agreement, the other Loan Documents, any agreements, instruments and documents executed and delivered pursuant hereto or thereto or in connection herewith or therewith, nor any of the transactions contemplated hereby or thereby shall in any respect be interpreted, deemed or construed as making the Administrative Agent, the Co-Agents or any Lender a partner or joint venturer with Borrower or any of its Subsidiaries or as creating any similar relationship or entity, and Borrower agrees that it will not make, and will not permit any of its Subsidiaries to make, any assertion, contention, claim or counterclaim to the contrary in any action, suit or other legal proceeding involving the Administrative Agent, the Co-Agents or the Lenders and Borrower or any of its Subsidiaries.

         12.12 CURE OF DEFAULTS BY LENDERS. If, hereafter, Borrower or any of its Subsidiaries defaults in the performance of any duty or obligation to any third party, the Administrative Agent may, at the direction of the Majority Lenders, but without obligation, cure such default and any reasonable costs, fees and expenses incurred by the Administrative Agent in connection therewith including, without limitation, for payment on mortgage or note obligations, for the purchase of insurance, the payment of taxes and the removal or settlement of Liens and claims, and such costs, fees and expenses shall be included in the Obligations and be secured by the Collateral.

         12.13 INDEMNITY. In addition to any other indemnity provided for herein, Borrower hereby indemnifies the Administrative Agent, the Co-Agents, the Issuing Lender and each Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel which may be imposed on, incurred by, or asserted against the Administrative Agent, the Co-Agents, the Issuing Lender or such Lender in any litigation, proceeding or investigation instituted or conducted by any Governmental Authority or any other Person (other than Borrower or its Subsidiaries or a Person entitled to the benefits of the indemnity provided by this Section) with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the other Loan Documents, whether or not the Administrative Agent, the Co-Agents, the Issuing Lender or such Lender is a party thereto, except to the extent that any of the foregoing arises out of gross negligence, willful misconduct or a breach of this Agreement by the Administrative Agent, the Co-Agents, the Issuing Lender or such Lender, as the case may be. Additionally, Borrower hereby indemnifies and holds the Administrative Agent, the Co-Agents, the Issuing Lender and each Lender harmless from all loss, cost (including, without limitation, fees and disbursements of counsel), liability and damage whatsoever incurred by the Administrative Agent, the Co-Agents, the Issuing Lender or such Lender by reason of any violation of any applicable Environmental Laws for which Borrower, any of its Subsidiaries or any of their respective predecessors has any liability or which occurs upon any real estate owned by or under the control of Borrower or any of its Subsidiaries, or by reason of the imposition of any governmental Lien for the recovery of environmental cleanup costs expended by reason of such violation. Borrower's obligations under this Section shall survive the termination of this Agreement and the repayment of the Obligations.

         12.14 CONSEQUENTIAL DAMAGES. NEITHER THE ADMINISTRATIVE AGENT, THE CO-AGENTS, THE ISSUING LENDER NOR ANY LENDER SHALL BE RESPONSIBLE OR LIABLE TO BORROWER, ANY OF ITS SUBSIDIARIES, OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         12.15 ATTORNEY-IN-FACT. Borrower hereby designates, appoints and empowers the Administrative Agent, with such appointment effective upon the occurrence and during the continuance of any Event of Default, as its attorney-in-fact, at Borrower's cost and expense, to do in the name of that Borrower any and all actions which the Administrative Agent may deem necessary or advisable to carry out the terms hereof upon the failure, refusal or inability of Borrower to do so, and Borrower hereby agrees to indemnify and hold the Administrative Agent harmless from any costs, damages, expenses or liabilities arising against or incurred by the Administrative Agent in connection therewith except to the extent that any of such costs, damages, expenses or liabilities arise out of the Administrative Agent's gross negligence or willful misconduct. This appointment is coupled with an interest and is irrevocable.

         12.16 TERMINATION STATEMENTS. Borrower acknowledges and agrees that it is intended that all financing statements filed hereunder against Borrower or any of its Subsidiaries shall remain in full force and effect until the Commitment shall have been terminated in accordance with the provisions hereof, even if, at any time or times prior to such termination, no Loans or Letters of Credit shall be outstanding hereunder. Accordingly, Borrower waives any right which it may have under Section 9-404(l) of the UCC to demand the filing of termination statements with respect to the Collateral, and agrees that the Administrative Agent shall not be required to send such termination statements to Borrower or any of its Subsidiaries, or to file them with any filing office, unless and until the Commitment shall have been terminated in accordance with the terms of this Agreement and (except as provided in Section 12.2) all Obligations paid in full in immediately available funds and until the termination or expiration of all Letters of Credit (or the provision of cash collateral therefor in accordance with the terms of this Agreement). Upon such termination and payment in full, the Administrative Agent shall execute appropriate termination statements and deliver the same to Borrower.

         12.17 CONFIDENTIALITY. Each Lender and the Administrative Agent agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to other Lenders and Affiliates of that Lender; (b) to legal counsel, accountants and other professional advisors to Borrower or any Lender; (c) to regulatory officials having jurisdiction over that Lender; (d) as required by Applicable Law or legal process or in connection with any legal proceeding to which that Lender and Borrower are adverse parties; (e) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender's interests hereunder or a participation interest in its Note, provided that such disclosure is made subject to an appropriate confidentiality agreement on terms substantially similar to this Section; and
(f) to prospective purchasers of any Collateral in connection with any disposition thereof. For purposes of the foregoing, "confidential information" shall mean all information respecting Borrower and its Subsidiaries, other than
(i) information previously filed with any governmental agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by Borrower and its Subsidiaries to any Person not associated with Borrower without a written confidentiality agreement. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to Borrower.

         12.18 TERMINATION OF LENDERS. In the event that any Lender requests the making of any payment under Section 2.8(b), Section 3.7, 3.8 or 3.9, then Borrower shall, during the 180 day period following such request, have the right to remove that Lender as a party to this Agreement; provided that no Default or Event of Default exists as of the date of removal. If Borrower elects to remove a Lender pursuant to this Section, then upon notice from Borrower, the Lender being removed shall execute and deliver an Assignment and Acceptance covering that Lender's Commitment Percentage of the Commitment in favor of one or more Eligible Assignees designated by Borrower (and acceptable to the Co-Agents or remaining Co-Agent which acceptance shall not be unreasonably delayed or withheld), subject to (i) payment of a purchase price by such Eligible Assignee equal to all principal and accrued interest, fees and other amounts payable to the assigning Lender under this Agreement through the date of assignment.

         12.18A TREATMENT OF CMS SUBORDINATED DEBT. The parties hereto acknowledge that in connection with Borrower's Acquisition of CMS Services, Inc. and certain of its affiliates, CMS Management Services LLC has issued certain Promissory Notes dated as of May 1, 1998 in the aggregate principal amount of

$5,000,000 (the "CMS Indebtedness"). The parties hereby agree that (a) Borrower shall cause the holders of the CMS Indebtedness to accept notes issued by Borrower (without recourse to any of its Subsidiaries), which are substantially identical to the notes issued by CMS Management Services LLC and in any event acceptable to the Agent and its counsel within the 30 day period following the effective date of this Agreement, in lieu of the CMS Indebtedness, (b) during such period, the CMS Indebtedness shall be treated as Subordinated Obligations for all purposes of this Agreement, and (c) the Lenders waive any Default or Event of Default arising out of the incurrence of the CMS Indebtedness by CMS Management Services LLC (rather than by Borrower).

         12.19 GOVERNING LAW; JURISDICTION. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. BORROWER, THE ADMINISTRATIVE AGENT, THE CO-AGENTS, THE ISSUING LENDER AND EACH LENDER HEREBY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LETTERS OF CREDIT, THE NOTES, OR THE OTHER LOAN DOCUMENTS; (B) AGREES THAT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS AGREEMENT AND THE LOAN DOCUMENTS; AND (C) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE ISSUING LENDER OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

         12.20 WAIVER OF JURY TRIAL. AFTER REVIEWING THIS PROVISION SPECIFICALLY WITH ITS RESPECTIVE COUNSEL, BORROWER, THE ADMINISTRATIVE AGENT, THE CO-AGENTS, THE ISSUING LENDER AND EACH LENDER HEREBY KNOWINGLY, INTELLIGENTLY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING BASED ON OR ARISING OUT OF, UNDER, IN CONNECTION WITH, OR RELATING TO THIS AGREEMENT, THE LETTERS OF CREDIT, ANY OF THE NOTES, ANY OF THE OTHER LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF BORROWER, THE ADMINISTRATIVE AGENT, THE CO-AGENTS OR ANY LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS TO MAKE THE LOANS TO AND ISSUE LETTERS OF CREDIT FOR THE ACCOUNT OF BORROWER.

     IN WITNESS WHEREOF, Borrower, the Administrative Agent, the Co-Agents the Issuing Lender and the Lenders have caused their duly authorized officers to set their hands and seals as of the day and year first above written.


                                              CORPORATE STAFFING RESOURCES, INC.

                                              By: /s/
                                                 -------------------------------

                                              Title:  CHRM CEO
                                                    ----------------------------

                                              Address for Notices:
                                              100 E. Wayne Street, Suite 100
                                              One Michiana Square
                                              South Bend, Indiana  46601
                                              Telephone: 219 233 8209
                                              Telecopier 219 280 2661








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


                                    ING (U.S.) CAPITAL CORPORATION, as
                                    Administrative Agent, Co-Agent and a Lender

                                    Commitment Percentage: 33 1/3%

                                    By: /s/ Brad Pollard
                                       -----------------------------
                                    Brad Pollard, Vice President

                                    Address for Notices:

                                    ING (U.S.) Capital Corporation
                                    333 South Grand Avenue, Suite 4200
                                    Los Angeles, California 90071
                                    Attn.: Brad Pollard, Vice President

                                    Telephone: (213) 346-3900
                                    Telecopier: (213) 346-3991

                                    With a copy to:

                                    ING (U.S.) Capital Corporation
                                    135 East 57th Street
                                    New York, New York  10022
                                    Attn.: Pamela Kaye
                                           Loan Department
                                    Telephone:  (212) 409-1743
                                    Telecopier: (212) 486-6341










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


                             CREDITANSTALT CORPORATE FINANCE, INC.,
                             as Co-Agent and as a Lender

                             Commitment Percentage:  33 1/3%


                             By: /s/ Robert M. Biringer
                                ------------------------------------------------
                                Robert M. Biringer, Executive Vice President


                             By: /s/ John Taylor
                                ------------------------------------------------
                                John Taylor, Senior Associate


                             Address for Notices:
                             Creditanstalt Corporate Finance, Inc.
                             Two Greenwich Plaza
                             Greenwich, Connecticut  06830
                             Attn.:  Lisa Bruno
                             Facsimile No:  (203) 861-6594

                             with copies to:

                             Creditanstalt Corporate Finance, Inc.
                             Two Ravinia Drive, Suite 1680
                             Atlanta, Georgia  30346
                             Attn.:  Robert M. Biringer
                                     John Taylor
                             Facsimile No:  (770) 390-1851

                             and

                             Troutman Sanders LLP
                             600 Peachtree Street, N.W.
                             Suite 5200
                             Atlanta, Georgia  30308-2216
                             Attn.:  Hazen H. Dempster, Esq.
                             Facsimile No:  (404) 885-3900

                                            SOCIETE GENERALE, as a Lender

                                            Commitment Percentage: 33 1/3%


                                            By: /s/ Ralph Saheb
                                               ---------------------------------
                                                 Ralph Saheb, Vice President

                                            Address for Notices:
                                            SG
                                            2001 Ross Avenue
                                            Suite 4800
                                            Dallas, Texas 75201
                                            Attn.:  Ralph Saheb
                                            Facsimile No. (214) 979-1104

                                            with copies to:

                                            Societe Generale
                                            303 Peachtree Street, NE
                                            Suite 3840
                                            Atlanta, Georgia 30308
                                            Attn.:  Craig Stamm
                                            Facsimile No. (404) 865-7419

                                            and

                                            King & Spalding
                                            191 Peachtree Street
                                            Atlanta, Georgia 30303-1763
                                            Attn.:  John Hays Mershon
                                            Facsimile No. (404) 572-5100









                                     -100-